Exhibit 10.3

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

between

KOSMOS CEMENT COMPANY

and

EAGLE MATERIALS INC.

dated as of

November 25, 2019

11

TABLE OF CONTENTS

Article I DEFINITIONS	1
Article II PURCHASE AND SALE	16
Section 2.01	Purchase and Sale of Assets16
Section 2.02	Excluded Assets19
Section 2.03	Assumed Liabilities21
Section 2.04	Excluded Liabilities23
Section 2.05	Purchase Price24
Section 2.06	Post-Closing Adjustment – Inventory25
Section 2.07	Interest28
Section 2.08	Allocation of the Purchase Price28
Section 2.09	Non-assignable Assets28
Section 2.10	Buy-Out – Equipment Lease29
Section 2.11	Pro Ration29
Section 2.12	Shared Contracts; Bifurcation30
Article III CLOSING	31
Section 3.01	Closing31
Section 3.02	Closing Deliverables31
Article IV REPRESENTATIONS AND WARRANTIES OF SELLER	33
Section 4.01	Organization and Qualification of Seller33
Section 4.02	Authority of Seller33
Section 4.03	No Conflicts; Consents34
Section 4.04	Financial Statements34
Section 4.05	Absence of Certain Changes, Events and Conditions35
Section 4.06	Material Contracts35
Section 4.07	Title to Tangible Personal Property36
Section 4.08	Sufficiency of Assets36
Section 4.09	Real Property36
Section 4.10	Intellectual Property38
Section 4.11	Legal Proceedings; Governmental Orders39
Section 4.12	Compliance with Laws; Permits.39
Section 4.13	Environmental Matters40
Section 4.14	Employee Matters41
Section 4.15	Taxes42
Section 4.16	Performance Bonds43
Section 4.17	Brokers43
Section 4.18	Interests of Affiliates43
Section 4.19	Reserves43
Section 4.20	Solvency43
Section 4.21	Customers and Suppliers44
Section 4.22	DISCLAIMERS44

Article V REPRESENTATIONS AND WARRANTIES OF BUYER	45
Section 5.01	Organization and Authority of Buyer45
Section 5.02	Authority of Buyer45
Section 5.03	No Conflicts; Consents45
Section 5.04	Brokers46
Section 5.05	Financing46
Section 5.06	Solvency47
Section 5.07	Legal Proceedings47
Section 5.08	Independent Investigation47
Article VI COVENANTS	48
Section 6.01	Conduct of Business Prior to the Closing48
Section 6.02	Access to Information49
Section 6.03	Notification of Certain Matters; Supplement to Seller Disclosure Schedules49
Section 6.04	Certain Employees Matters50
Section 6.05	Confidentiality53
Section 6.06	Governmental Approvals and Consents; Consent Decree, Consent Order and Board Order54
Section 6.07	Books and Records56
Section 6.08	Closing Conditions57
Section 6.09	Public Announcements57
Section 6.10	Bulk Sales Laws57
Section 6.11	Tax Matters57
Section 6.12	Further Assurances58
Section 6.13	Accounts Receivable; Receipts and Disbursements; Mail58
Section 6.14	Termination of Affiliate Agreements58
Section 6.15	Excluded Names58
Section 6.16	Release of Seller Performance Support59
Section 6.17	Casualty Loss59
Section 6.18	Title and Survey Matters60
Section 6.19	Buy-Out Equipment61
Section 6.20	Financial Statements; Cooperation with Auditor61
Section 6.21	Financing62
Section 6.22	Insurance66
Section 6.23	Affiliate Assets and Liabilities Conveyance66
Section 6.24	Transfer of Permits67
Section 6.25	IsoFX Supply Agreement67
Section 6.26	Specified Third Party Consents; Terminal Election.67
Section 6.27	Intellectual Property Transition Period69
Article VII CONDITIONS TO CLOSING	69
Section 7.01	Conditions to Obligations of All Parties69
Section 7.02	Conditions to Obligations of Buyer70
Section 7.03	Conditions to Obligations of Seller70

Article VIII INDEMNIFICATION	71
Section 8.01	Survival71
Section 8.02	Indemnification By Seller71
Section 8.03	Indemnification By Buyer72
Section 8.04	Certain Limitations72
Section 8.05	Indemnification Procedures73
Section 8.06	Tax Treatment of Indemnification Payment75
Section 8.07	Exclusive Remedies75
Article IX TERMINATION	75
Section 9.01	Termination75
Section 9.02	Effect of Termination76
Article X MISCELLANEOUS	77
Section 10.01	Expenses77
Section 10.02	Notices77
Section 10.03	Interpretation78
Section 10.04	Headings78
Section 10.05	Severability78
Section 10.06	Entire Agreement79
Section 10.07	Successors and Assigns79
Section 10.08	No Third Party Beneficiaries79
Section 10.09	Amendment and Modification; Waiver79
Section 10.10	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial80
Section 10.11	Specific Performance81
Section 10.12	Counterparts81
Section 10.13	Non-recourse81
Section 10.14	LIMITATION ON CERTAIN DAMAGES81
Section 10.15	Financing Sources82
Section 10.16	Liability of General Partners82

EXHIBITS

Exhibit AAssignment and Assumption Agreement and Bill of Sale

Exhibit BForm of Deed

Exhibit CForm of Assignment and Assumption of Lease
Exhibit DTransition Services Agreement

Exhibit ETire Injection Machine Intellectual Property License Agreement

Exhibit FBarge Transfer Agreement

Exhibit GList of Certain Equipment
Exhibit HAffiliate Assets and Liabilities

Exhibit IUnloader Agreement

Exhibit JCertificate of Non-Foreign Status
Exhibit KSupply Agreement
Exhibit LIsoFX Supply Agreement Terms

SCHEDULES

Schedule AAdjustable Inventory Adjustment Principles

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (together with any amendments or other modifications and all exhibits and schedules, this “Agreement”), dated as of November 25, 2019, is entered into by and between KOSMOS CEMENT COMPANY, a Kentucky general partnership (“Seller”), and EAGLE MATERIALS INC., a Delaware corporation (“Buyer”).  Capitalized terms used and not otherwise defined herein shall have the meanings set forth in Article I.

RECITALS

WHEREAS, Seller is in the business of (i) manufacturing, producing, storing, selling and distributing cement at or from the Louisville Plant, owning and extracting, directly or indirectly, limestone from the Battletown Quarry and distributing cement from the Terminals (such business, the “Business”) and (ii) owning and leasing the Charlotte Terminal;

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and acquire from Seller, all of Seller’s rights, title and interest in and to, the Purchased Assets, and in connection therewith Buyer shall assume all of the Assumed Liabilities, in each case subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“2019 Annual Financial Statements” has the meaning set forth in Section 6.20.

“Accountant” has the meaning set forth in Section 2.06(f).

“Accrued Expenses” has the meaning set forth in Section 2.03(e).

“Action” means any legal or administrative claim, suit, action, complaint, charge, grievance, arbitration or other proceeding (including counterclaims).

“Actual Adjustable Inventory Value” has the meaning set forth in Section 2.06(a).

“Actual Inventory Adjustment” has the meaning set forth in Section 2.06(a).

“Actual Inventory Excess” has the meaning set forth in Section 2.06(a).

“Actual Inventory Shortfall” has the meaning set forth in Section 2.06(a).

“Adjustable Inventory” means the portion of the Inventory that consists of raw materials, work in process and unsold finished goods, in each case to the extent in transit or located at the Facilities as of the Closing.

“Adjustable Inventory Value Report” has the meaning set forth in Section 2.06(a).

“Adjustment Amount” has the meaning set forth in Section 2.06(b).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlled by, controlling, or under common control with such Person; and for purposes of this definition, “control” (including the concept of “control” when used in the terms “controlled by” and “controlled”) means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such other Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Assets and Liabilities” means, collectively, the (a) assets (the “Affiliate Assets”) and (b) liabilities (the “Affiliate Liabilities”) owned or held by one or more of Seller’s Affiliates, related to the conduct of the Business and set forth on Exhibit H.

“Affiliate Conveyance” means the sale, assignment, transfer, conveyance and delivery of the Affiliate Assets and Liabilities from the applicable Affiliate Transferor to Buyer pursuant to the terms and subject to the conditions of this Agreement and the Affiliate Conveyance Agreements.

“Affiliate Conveyance Agreements” has the meaning set forth in Section 6.23.

“Agreed Marketing Asset Allocation” has the meaning set forth in Section 2.08(b).

“Affiliate Transferor” means an Affiliate of Seller which, as of the date hereof, owns or holds any Affiliate Assets and Liabilities.

“Agreement” has the meaning set forth in the preamble.

“Allocation Objections” has the meaning set forth in Section 2.08(a).

“Allocation Schedule” has the meaning set forth in Section 2.08(a).

“Alternative Financing” has the meaning set forth in Section 6.21(b).

“Antitrust Law” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other national, federal or state, domestic or foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, affecting competition or market conditions through merger, acquisition or other transaction or effectuating foreign investment.

“Applicable CBAs” means (a) the Agreement dated December 15, 2013, between Kosmos Cement Company and International Brotherhood of Boilermakers, Cement, Lime, Gypsum & Allied Workers Division Lodge NCLD-592 and (b) the Agreement dated May 1, 2016, between Kosmos Cement Company and International Brotherhood of Boilermakers, Cement, Lime, Gypsum and Allied Workers Division Local Lodge D595 (the “Kosmosdale and Battletown CBA”).

“Assigned Contracts” has the meaning set forth in Section 2.01(j).

“Assigned Intellectual Property Assets” has the meaning set forth in Section 2.01(h).

“Assignment and Assumption Agreement and Bill of Sale” has the meaning set forth in Section 3.02(a)(i).

“Assignment and Assumption of Lease” has the meaning set forth in Section 3.02(a)(iii).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Audited Financial Statements” has the meaning set forth in Section 4.04.

“Auditor” means Seller’s auditor, KPMG.

“Barge Contracts” has the meaning set forth in Section 2.01(e).

“Barge Transfer Agreement” has the meaning set forth in Section 3.02(a)(vi).

“Barges” has the meaning set forth in Section 2.01(e).

“Battletown Quarry” means Seller’s Battletown quarry located at 9160 Rock Road, Battletown, Kentucky 40104.

“Battletown Quarry Contracts” means the agreements listed on Section 1.01(a) of the Seller Disclosure Schedules.

“Board Order” means the agreed board order issued by the Louisville Metro Air Pollution Control Board pursuant to Kentucky Revised Statutes Chapter 77 (Air Pollution Control) on April 19, 2017 and any amendments thereto.

“Books and Records” has the meaning set forth in Section 2.01(k).

“Business” has the meaning set forth in the recitals.

“Business Accounts Payable” means all liabilities for any trade, account, note or loan payables relating to the Business, whether accrued or unaccrued, and arising out of goods or services purchased by, delivered to or provided to the Business at or before the Closing and outstanding as of the Closing, including in any event payables related to construction in progress and purchases and repairs of equipment and other fixed assets.

“Business Accounts Receivable” means all accounts and notes receivable (including any claim or rights of action with respect to accounts and notes receivable) and the right to bill and receive payment for products shipped or delivered and/or services performed at or before the Closing by Seller but unbilled as of the Closing.

“Business Confidential Information” has the meaning set forth in Section 6.05(a).

“Business Day” means any day except for Saturday, Sunday or any day on which banks located in the States of New York are authorized or obligated to close.

“Business Employees” means the Must-Offer Employees and the May-Offer Employees, collectively.

“Business Financial Statements” has the meaning set forth in Section 4.04.

“Business Permits” has the meaning set forth in Section 2.01(g).

“Buy-Out Equipment” has the meaning set forth in Section 2.10.

“Buyer” has the meaning set forth in the preamble.

“Buyer 401(k) Plan” has the meaning set forth in Section 6.04(g).

“Buyer Closing Certificate” has the meaning set forth in Section 7.03(d).

“Buyer Disclosure Schedules” means the disclosure schedules delivered by Buyer concurrently with the execution and delivery of this Agreement.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Casualty Amount” has the meaning set forth in Section 6.17(a).

“Casualty Loss” has the meaning set forth in Section 6.17(a).

“Casualty Loss Report” has the meaning set forth in Section 6.17(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Charlotte Terminal” means the terminal located at 1001 North Hoskins Road, Charlotte, North Carolina 28216.

“Charlotte Terminal Lease” means the lease agreement, by and between CEMEX Construction Materials Atlantic, LLC and Seller, in connection with the Charlotte Terminal.

“Claim” means any claim, demand or cause of action of any kind, whether in tort, contract or otherwise.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“COBRA Coverage” has the meaning set forth in Section 6.04(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letter” has the meaning set forth in Section 5.05.

“Confidentiality Agreement” means the confidentiality agreement between CEMEX, Inc. and Buyer, dated as of June 28, 2019.

“Consent Decree” means the provisions of the consent decree filed with the U.S. District Court Eastern District of Tennessee at Knoxville on November 29, 2016 in connection with Civil Action No. 3:16-cv-471 that are applicable to the Louisville Plant.  References to the Consent Decree as used in this Agreement shall include only obligations that apply to Seller and the Louisville Plant.

“Consent Order” means the consent order approved by the United States Environmental Protection Agency on September 30, 2015 in connection with Resource Conservation Recovery Act Action No. RCRA-04-2015-4250.

“Contracts” means all legally binding contracts, purchase orders, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and arrangements, whether written or oral.

“Deductible” has the meaning set forth in Section 8.04(a).

“Deed” has the meaning set forth in Section 3.02(a)(ii).

“Default Interest” shall mean at the annual rate of five percent (5%) plus the prime rate as published in The Wall Street Journal.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Buyer Disclosure Schedules and the Seller Disclosure Schedules.

“Dispute Resolution Period” has the meaning set forth in Section 2.06(f).

“Dollar” or “$” means the lawful currency of the United States.

“Drop Dead Date” has the meaning set forth in Section 9.01(b)(i).

“Election Period” has the meaning set forth in Section 6.17(c).

“Employee Plan” has the meaning set forth in Section 4.14(c).

“Employee Transfer Date” has the meaning set forth in Section 6.04(b).

“Employee Vehicles” has the meaning set forth in Section 2.01(l).

“Employees” means those Persons employed by Seller.

“Encumbrance” means any lien (statutory or other), pledge, mortgage, deed of trust, security interest, charge, claim, equitable interest, easement, use restriction, encroachment, right of way, right of first refusal or other similar encumbrance or restriction.

“Environmental Claim” means any Governmental Order, Action or Claim by any Person alleging liability arising out of, based on or resulting from: (a) the Release of any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, the protection of human health or safety (solely as relates to exposure to Hazardous Materials), or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the manufacture, use, recycling, reclamation, reuse, treatment, generation, discharge, transportation, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq. and similar or related state and local laws.

“Environmental Notice” means any written notice respecting an Environmental Claim.

“Environmental Permit” means any Permit required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” has the meaning set forth in Section 4.14(c)(iii).

“Estimated Adjustable Inventory Value” has the meaning set forth in Section 2.05(b).

“Estimated Inventory Adjustment” has the meaning set forth in Section 2.05(b).

“Estimated Inventory Excess” has the meaning set forth in Section 2.05(b).

“Estimated Inventory Shortfall” has the meaning set forth in Section 2.05(b).

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Excluded Names” has the meaning set forth in Section 2.02(d).

“Excluded Taxes” has the meaning set forth in Section 2.04(f).

“Facilities” means the Louisville Plant, the Battletown Quarry and the Terminals, but shall not include (a) the Charlotte Terminal or (b) other real property owned by Seller that is not used in the Business.

“Fee Letter” has the meaning set forth in Section 5.05.

“Financing” has the meaning set forth in Section 5.05.

“Financing Documents” has the meaning set forth in Section 5.05.

“Financing Sources” means the Persons (other than Buyer or any of its Affiliates) that have committed to provide, arrange or have otherwise entered into agreements in connection with the Financing or the Alternative Financing in connection with the Transactions pursuant to the Financing Documents, including parties to the Commitment Letter and any joinder agreements, note purchase agreements, indentures, credit agreements or other definitive agreements entered into pursuant thereto or relating thereto and any arrangers or administrative agents in connection with any Financing or Alternative Financing in connection with the Transactions, together with their respective Affiliates and the respective officers, directors, employees, partners, controlling persons, agents and Representatives of the foregoing, and funding sources, and their respective successors and assigns.

“FIRPTA Certificates” means certificates of non-foreign status of Seller and, as applicable, each Affiliate Transferor, in substantially the form attached hereto as Exhibit J, which meets the requirements of Treasury Regulations Section 1.1445-2(b).

“Fundamental Representations” has the meaning set forth in Section 8.01.

“GAAP” means United States generally accepted accounting principles.

“General Partners” has the meaning set forth in Section 10.16.

“Governmental Authority” means any federal, state or local government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, orders or other actions of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award issued or entered by or with any Governmental Authority.

“Hazardous Materials” means any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “hazardous constituents”, “restricted hazardous materials”, “extremely hazardous substances”, “toxic substances”, “radioactive materials”, “contaminants”, “pollutants”, “toxic pollutants”, or words of similar meaning and regulatory effect under any applicable Environmental Law, including petroleum and asbestos.

“Higher Band” has the meaning set forth in Section 2.05(b).

“Hired Employees” has the meaning set forth in Section 6.04(b).

“HSR Act” means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board, in effect from time to time.

“Indemnified Party” has the meaning set forth in Section 8.04.

“Indemnifying Party” has the meaning set forth in Section 8.04.

“Insurance Adjuster” has the meaning set forth in Section 6.17(a).

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) trademarks, trade names, and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights, including all applications and registrations, and works of authorship, whether or not copyrightable; (c) trade secrets and confidential know-how; (d) inventions (whether or not patentable), patents and patent applications, together with all re-issuances, continuations, continuations-in-part, divisions, revisions, extensions and re-examinations thereof; (e) websites and internet domain name registrations; and (f) all other intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing.

“Intellectual Property Agreements” means all licenses, sublicenses or other agreements authorizing the use of Intellectual Property and other agreements by or through which other Persons grant Seller or Seller grants any other Persons any exclusive or non-exclusive rights or interests in or to any Intellectual Property Assets that are used primarily in connection with the Business.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and that is primarily used in connection with the Business, including the name “Kosmos” and any variation of the foregoing (including, but not limited to, “Kosmortar”), and the goodwill in connection therewith and symbolized thereby and all rights and interest of Seller under Intellectual Property Agreements set forth in Section 4.10(a)(ii) of the Seller Disclosure Schedules.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to or require for the enforcement thereof any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Interim Financial Statements” has the meaning set forth in Section 4.04.

“Inventory” has the meaning set forth in Section 2.01(f).

“IsoFX Supply Agreement” has the meaning set forth in Section 6.25.

“Kentucky EEC” has the meaning set forth in Section 6.24.

“Kentucky EEC Approval” has the meaning set forth in Section 6.24.

“Key Customers” has the meaning set forth in Section 4.21(a).

“Key Suppliers” has the meaning set forth in Section 4.21(b).

“Kosmosdale and Battletown CBA” has the meaning set forth in “Applicable CBAs.”

“Law” means each applicable provision of any constitution, statute, law (including common law), ordinance, code, rule, regulation, judgment, release, license, Governmental Order or other legally binding pronouncement of any Governmental Authority.

“Leased Real Property” means the real property subject to the Real Property Leases.

“Leave Employee” has the meaning set forth in Section 6.04(b).

“Losses” means, except as may be limited by Section 10.14, actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees.

“Louisville Plant” means Seller’s cement manufacturing facility located at 15301 Dixie Highway, Louisville, Kentucky 40272.

“Lower Band” has the meaning set forth in Section 2.05(b).

“Marketing Assets” means any Purchased Assets located in the State of Kentucky that, for purposes of Kentucky Tax law, are assets which could reasonably be considered to be personal property held or used by a seller in the course of an activity for which such seller is required to hold a seller’s permit.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that, individually or together with any other events, occurrences, facts, conditions or changes, is, or would reasonably be expected to become, materially adverse to (a) the operations, properties, results of operations, financial condition or assets of the Business, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby in accordance with the terms of this Agreement; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change to the extent arising out of or attributable to: (i) general economic, market or political conditions; (ii) any circumstances or conditions generally affecting the industries in which any of the Facilities or the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), sabotage, armed hostilities or terrorism, or the escalation or worsening thereof; (v) the execution or announcement of this Agreement or any action required or permitted by this Agreement or any action taken (or omitted to be taken) at the written request of Buyer; (vi) any matter set forth in the Disclosure Schedules; (vii) any changes in applicable Laws or accounting rules (including IFRS) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with Seller and the Business, to the extent such losses result from the announcement, pendency or completion of the transactions contemplated by this Agreement; (ix) any natural or man-made disaster or acts of God which constitutes a Casualty Loss under Section 6.17; or (x) any failure by any of the Facilities or the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided, however, that any event, occurrence, fact, condition or change referred to in causes (i) through (iv) and (vii) above shall only be excluded in determining whether a Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition or change does not and would not reasonably be expected to have a disproportionate effect on the Business, the Purchased Assets or the Assumed Liabilities compared to businesses, assets and liabilities of other participants in the industries in which the Business operates.

“Material Contracts” has the meaning set forth in Section 4.06(a).

“Materiality Qualifications” means, with respect to the representations and warranties of any party, all qualifications or exceptions contained therein based on materiality (including any qualifications related to the presence or absence of a Material Adverse Effect) and all usages of “material,” “in all material respects,” “in any material respect,” “would not be material,” “would not reasonably be expected to be material” or similar qualifiers.

“May-Offer Employee Side Letter” means that certain side letter dated as of the date of this Agreement between Seller and Buyer.

“May-Offer Employees” has the meaning set forth in Section 4.14(b).

“Mining Permits” has the meaning set forth in Section 6.24.

“Must-Offer Employees” has the meaning set forth in Section 4.14(a).

“Non-assignable Right” has the meaning set forth in Section 2.09(a).

“Noted Exception” has the meaning set forth in Section 6.18(a).

“Owned Real Property” has the meaning set forth in Section 4.09(a).

“Performance Bonds” has the meaning set forth in Section 4.16.

“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” means (a) Encumbrances for Taxes, assessments or other governmental charges or levies that are not yet due and payable or due but not delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with IFRS; (b) statutory Encumbrances of landlords and Encumbrances of carriers, warehousemen, mechanics, materialmen, repairmen and other Encumbrances arising in the ordinary course of business that are imposed by Law, to the extent not incurred in connection with the borrowing of money, for amounts not yet due or due but not delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves are reflected in the Business Financial Statements in accordance with IFRS; (c) Encumbrances incurred or deposits made to a Governmental Authority in connection with a Permit; (d) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security; (e) recorded or unrecorded easements, rights-of-way, covenants, conditions, restrictions, licenses, reservations, subdivisions and other charges or encumbrances or defects of title of any kind or rights of others for rights-of-way, utilities and other similar purposes, including those set forth in the Title Commitments that are not individually or in the aggregate material to the relevant asset or property; (f) all licenses and covenants not to assert with respect to Intellectual Property; (g) zoning, building, subdivision, land use, environmental regulations and other similar restrictions or requirements; (h) Encumbrances resulting from any facts or circumstances caused by Buyer or its Affiliates; (i) leases affecting the Owned Real Properties or Leased Real Properties and entered into in the ordinary course of Business; and (j) the Encumbrances set forth in Section 1.01(b) of the Seller Disclosure Schedules.

“Person” means any individual, sole proprietorship, partnership, joint venture, corporation, estate, trust, unincorporated organization, association, limited liability company, institution or other entity, including any Governmental Authority.

“Purchase Price” has the meaning set forth in Section 2.05(a).

“Purchased Assets” has the meaning set forth in Section 2.01.

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Real Property Leases” has the meaning set forth in Section 4.09(b).

“Release” means any actual release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or allowing to escape or migrate into or through the environment.

“Representative” means, with respect to any Person, any and all directors, members, managers, partners (general or limited), officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Required Amount” has the meaning set forth in Section 5.05.

“Retained Books and Records” has the meaning set forth in Section 2.02(e).

“Retained Employees Side Letter” means that certain side letter, dated as of the date of this Agreement, between Seller and Buyer.

“Sales Contracts” has the meaning set forth in Section 2.01(j).

“Schedule Supplement” has the meaning set forth in Section 6.03(b).

“SEC” means the U.S. Securities and Exchange Commission.

“Seller” has the meaning set forth in the preamble.

“Seller 401(k) Plan” has the meaning set forth in Section 4.14(d).

“Seller Closing Certificate” has the meaning set forth in Section 7.02(e).

“Seller Disclosure Schedules” means the disclosure schedules delivered by Seller concurrently with the execution and delivery of this Agreement.

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Seller Lease” has the meaning set forth in Section 4.09(a).

“Seller Performance Support” has the meaning set forth in Section 6.16.

“Seller Related Party” means each of the Seller and Seller’s respective affiliates and their and their respective affiliates’ Representatives (including CEMEX, Inc. and Lone Star Industries, Inc. d/b/a Buzzi Unicem USA).

“Seller Sharing Arrangements” has the  meaning set forth in Section 2.12(b).

“Seller’s Knowledge” and variations of it refer to all matters actually (and not constructively or by imputation) known to Trpimir Renic, Mark Davies, Aaron Garcia, Jesus Alejandro Benevides, John Heffernan, Lillian Deprimo and Susie Mejia (and Buyer agrees that the inclusion of those individuals in this definition does not result in any of them having any personal liability to Buyer or any Affiliate under this Agreement or otherwise).

“September 30 Interim Financial Statements” has the meaning set forth in Section 6.20(a).

“Shared Contracts” has the meaning set forth in Section 2.12(a).

“Significant Contract” has the meaning set forth in Section 6.01.

“Specified Lease” has the meaning set forth in Section 6.26(a).

“Specified Third Party Consents” has the meaning set forth in Section 7.02(f).

“Straddle Period” has the meaning set forth in Section 6.11(b).

“Subject Lease” has the meaning set forth in Section 6.26(b).

“Subject Terminal” has the meaning set forth in Section 6.26(b).

“Subject Terminal Property” has the meaning set forth in Section 6.26(b).

“Supply Agreement” shall mean the Cement Supply Agreement, dated as of the Closing Date, substantially in the form attached hereto as Exhibit K entered into between CEMEX Construction Materials Atlantic, LLC and Buyer and/or Buyer’s Affiliate.

“Survey” has the meaning set forth in Section 6.18(b).

“Surveyor” has the meaning set forth in Section 6.18(b).

“Tangible Personal Property” has the meaning set forth in Section 2.01(d).

“Tax Representations” has the meaning set forth in Section 8.01.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all (a) federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, escheat and unclaimed property obligations, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, payment in-lieu-of taxes (PILOTs), fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties and (b) any liability in respect of any of the foregoing payable by reason of contract, assumption, transferee or successor liability, operation of Law or otherwise.

“Terminal Election” has the meaning set forth in Section 6.26(b).

“Terminal Lease” has the meaning set forth in Section 6.26(b).

“Terminal Personnel” has the meaning set forth in Section 6.26(b).

“Terminals” means Seller’s current owned and leased terminals in its distribution network, located at each of the following: (a) 1051 South Emerson, Indianapolis, Indiana 46203; (b) 200 Barkley Avenue, Cincinnati, Ohio 45204; (c) 200 Neville Road, Pittsburgh, Pennsylvania 15225; (d) 1007 Maccorkle Avenue SW, Charleston, West Virginia 25303; (e) Main Street and River Front, Ceredo, West Virginia 25507; (f) 3301 Port West-East, Mt. Vernon, Indiana 47620; and (g) 958 Delaware Avenue, Lexington, Kentucky 40505.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Tire Injection Machine Intellectual Property License Agreement” means the agreement dated as of the Closing Date, substantially in the form attached hereto as Exhibit E, between CEMEX, Inc. and Buyer in connection with the use of the tire injection technology and Intellectual Property related thereto.

“Title Commitment” has the meaning set forth in Section 6.18(a).

“Title Insurer” has the meaning set forth in Section 6.18(a).

“Title Policy” has the meaning set forth in Section 3.02(a)(x).

“Transaction Documents” means this Agreement, the Supply Agreement, the Assignment and Assumption Agreements and Bills of Sale, the Deeds, the Assignment and Assumptions of Leases, the Transition Services Agreement, the Tire Injection Machine Intellectual Property License Agreement, the Unloader Agreement, the Barge Transfer Agreement and the Affiliate Conveyance Agreements and the other agreements, instruments and documents required to be delivered at the Closing.

“Transactions” means the transactions contemplated by (i) this Agreement, including the sale of the Purchased Assets and the assumption of the Assumed Liabilities, and (ii) the other Transaction Documents.

“Transfer Taxes” has the meaning set forth in Section 6.11(a).

“Transition Marks” has the meaning set forth in Section 6.27.

“Transition Period” has the meaning set forth in Section 6.27.

“Transition Services Agreement” has the meaning set forth in Section 3.02(a)(iv).

“Unloader Agreement” has the meaning set forth in Section 3.02(a)(vii).

“Vacation Accruals” has the meaning set forth in Section 2.03(j).

“WARN Act” has the meaning set forth in Section 6.04(l).

“Water Rights” means all surface and underground water and water rights, together with all applications for water rights or applications or permits for the use, transfer or change of water rights, ditch and ditch rights, well and well rights, reservoir and reservoir rights, stock or interests in irrigation or ditch companies appurtenant to any of the Real Property and all other rights to water for use at or in connection with any of the Real Property or the exploration for or mining of minerals from any of the Real Property.

Article II
PURCHASE AND SALE

Purchase and Sale of Assets

. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, free and clear of all Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under the assets, properties and rights of Seller (solely to the extent that such assets, properties and rights exist as of the Closing) of every kind and nature, real or personal, tangible or intangible, wherever located (other than the Excluded Assets), which primarily relate to the Business (except, for all purposes of this Section 2.01, as such “primarily relate to” standard is modified by reference to a different standard or by reference to items set forth on a schedule) (collectively, the “Purchased Assets”), including, without limitation, the following:

(a)the Owned Real Property and all of the plants and facilities located thereon (including the Louisville Plant and the owned Terminals) set forth on Section 2.01(a) of the Seller Disclosure Schedules and any other Owned Real Property primarily used or held for use in connection with the Business, together with all mineral rights and Water Rights (to the extent transferable under applicable Law) appurtenant to such Owned Real Property, and all buildings, facilities, structures, fixtures and improvements located thereon, and all easements, rights-of-way and other rights and, to the extent owned by Seller, interests incidental thereto;

(b)all Leased Real Property and all of the plants and facilities located thereon set forth on Section 2.01(b) of the Seller Disclosure Schedules;

(c)subject to Section 2.10, all on and off road mobile equipment, trucks, tractors and trailers, in each case, primarily used at the Facilities (either owned or leased);

(d)subject to Section 2.10, all machinery and equipment, office equipment, computers (whether owned or leased), servers, landline phones and facsimile machines (with associated numbers), furniture, fixtures and other tangible personal property located at the Facilities or used primarily in connection with the Business (either owned or leased by Seller) (the “Tangible Personal Property”), including the Tangible Personal Property listed on Section 2.01(d) of the Seller Disclosure Schedules;

(e)the barges listed on Section 2.01(e) of the Seller Disclosure Schedules (the “Barges”), together with (i) all fixtures, improvements, machinery and equipment physically affixed to the Barges (excluding leased property, but including any such property listed on Section 2.01(e) of the Seller Disclosure Schedules), and (ii) the Contracts with respect to the Barges that are listed on Section 2.01(e) of the Seller Disclosure Schedules (collectively, the “Barge Contracts”), in each case existing at the time of the Closing and owned by Seller, or to the extent a Barge is leased by Seller at the time of the Closing, Seller’s leasehold interest thereto;

(f)all inventories of raw materials, work in process, finished goods, supplies, fuel and other items treated as inventory by Seller at the Closing (including items purchased for repair, maintenance or resale, and further including all tools, repair parts, spare parts, stores, conveyor belts, tires and other supplies), in each case located at the Facilities or in transit (“Inventory”);

(g)all Permits issued to or held by Seller in connection with its ownership, possession, occupancy or use of any of the Purchased Assets or operation of the Business, but only to the extent such Permits may be transferred under applicable Law (the “Business Permits”);

(h)the Intellectual Property Agreements set forth on Section 4.10(a)(ii) of the Seller Disclosure Schedules, and all other Intellectual Property Assets other than Excluded Names, together with all goodwill associated therewith (“Assigned Intellectual Property Assets”);

(i)any prepaid rentals, advance payments, deposits, advances and other prepaid items, including prepaid rent, purchase price and deposits with lessors, suppliers and utilities, to the extent relating to the Business or any of the other Purchased Assets;

(j)excluding cement supply agreements with Affiliates of CEMEX, Inc., all (i) Contracts with customers of the Business under which Seller derives or expects to derive revenues (“Sales Contracts”) and all purchase orders and unaccepted bids relating to the sale or possible sale of products to customers or prospective customers of the Business, (ii) supply agreements, purchase orders and unaccepted bids for supply inputs and raw materials, of Seller with suppliers or prospective suppliers of the Business, (iii) the rights and benefits under Shared Contracts to be provided to Buyer under this Agreement, whether as a result of the novation or assignment of such Shared Contracts or pursuant to any pass-through or alternative arrangement entered into by the parties in accordance with Section 2.12, and (iv) other Contracts relating to the Business including, for the avoidance of doubt, the Battletown Quarry Contracts and the Contracts forth on Section 2.01(j) and Section 2.01(j)(1) of the Seller Disclosure Schedules (collectively, the “Assigned Contracts”); and

(k)originals or, where not permitted to be transferred to Buyer under applicable Law, copies of all books and records relating primarily to the Business, or the ownership or operation of the Purchased Assets, including all Assigned Contracts and Real Property Leases, books and records of account, ledgers and general, financial and accounting records, Tax Returns relating to Taxes other than income Taxes, machinery and equipment maintenance files, customer lists and correspondence, customer purchasing histories, price lists, distribution lists, supplier lists and correspondence, catalogues, brochures, advertising materials, forms of purchase orders, sales orders and invoices and similar sales and marketing materials, mining records, production data, quality control records and procedures, customer complaints and inquiry files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale), internal financial statements and all manuals, data, records and information pertaining to materials, supplies, reserves, production, operations, maintenance, distribution and similar matters, and all reserve reports, engineering reports and studies, environmental and safety compliance and monitoring records and reports, spill response and emergency response plans related to any Real Property, other than books and records set forth in Section 2.02(e) (“Books and Records”);

(l)subject to Section 2.10 and Section 6.19, all owned or leased Employee cars and trucks, each of which is listed on Section 2.01(l) of the Seller Disclosure Schedules (the “Employee Vehicles”), and any leases relating to such cars and trucks;

(m)the software, websites and related technology used in the Business set forth on Section 2.01(m) of the Seller Disclosure Schedules;

(n)all rights and Claims against any Person which relate primarily to the Purchased Assets, including warranty rights, guaranty rights, indemnification rights, Encumbrances, judgments, causes of action and rights of recovery; provided, however, that Seller shall retain, and Buyer shall have no right in respect of, any such rights or Claims against any Person to the extent that they relate to the Excluded Assets or Excluded Liabilities; and

(o)all goodwill associated with the Business.

Excluded Assets

. Other than the Purchased Assets described or referred to in Section 2.01, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller, and all such other assets and properties shall be excluded from the Purchased Assets (the “Excluded Assets”). Without limiting the generality of the foregoing, Excluded Assets include the following assets and properties of Seller or any of its Affiliates:

(a)all cash and cash equivalents, bank accounts and securities of Seller;

(b)all Business Accounts Receivable;

(c)all owned or leased rail cars used in connection with the Business, and any leases relating to such rail cars;

(d)other than the Assigned Intellectual Property Assets, all Intellectual Property of Seller, including, (i) accounting and information management systems software used by the Business, including all systems identified on Section 2.02(d)(i) of the Seller Disclosure Schedules, and any other software used by the Business, other than the software set forth in Section 2.01(m) of the Seller Disclosure Schedules, (ii) the trademarks and names listed in Section 2.02(d)(ii) of the Seller Disclosure Schedules and any variation of the foregoing, and the goodwill connected therewith and symbolized thereby (collectively, the “Excluded Names”) and (iii) any licenses or other agreements related to such Intellectual Property;

(e)the organizational documents, minute books, partnership interest registers, qualifications, Tax Returns relating to income Taxes, books of account or other organizational and/or general partnership records of Seller, all sales and pricing policies and practices, strategic plans, marketing and promotional surveys, materials and research, all manuals, data, records and information pertaining to transportation, research and development (other than such reports, studies or documents expressly included in the Books and Records), all employee-related or employee benefit-related files or records, other than personnel files of Hired Employees and any other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain or do not primarily relate to the Purchased Assets (the “Retained Books and Records”);

(f)other than the Tangible Personal Property referred to in Section 2.01(d) and the software identified on Section 2.01(m) of the Seller Disclosure Schedules, computers (whether owned or leased), servers, software, websites and related information technology, not primarily related to the operation of the Business, and any leases relating to such equipment so leased by Seller or any Affiliate;

(g)all Contracts that are not Assigned Contracts or Barge Contracts and any and all rights thereunder;

(h)all insurance policies and all rights to applicable claims and proceeds thereunder, including any policy or coverage relating to the Purchased Assets or the Business;

(i)subject to Section 6.23, other than the Purchased Assets, any legal or beneficial interest in any assets, properties and rights of every kind and nature, real or personal, tangible or intangible used or held by Seller or any of its Affiliates in its businesses or in its ownership, possession, occupancy, use or management of any assets related thereto;

(j)all Employee Plans and all rights, assets, properties and contracts with respect to the Employee Plans;

(k)all Tax assets including refunds, rebates or prepayments of Taxes (or rights thereto) for taxable periods (including portions thereof) ending on or before the Closing Date;

(l)all rights to any Action, suit, demand or Claim of any nature (i) available to or being pursued by Seller, whether arising by way of counterclaim or otherwise, in each case whether or not related to the Business, the Purchased Assets, or the Assumed Liabilities, or (ii) against any third party arising out of Seller’s ownership, use or possession of any of the Purchased Assets on or before the Closing or against any Person relating to any of the Excluded Assets or Excluded Liabilities (but excluding Claims of the type set forth before the proviso in Section 2.01(n));

(m)all rights which accrue or will accrue to Seller or any of its Affiliates under the Transaction Documents;

(n)all intercompany receivables and other rights pursuant to any agreement or Contract between Seller, or any of its Affiliates, on the one hand, and any of their respective Affiliates, on the other hand;

(o)any outstanding amounts owing to the Business from other businesses of Seller or its Affiliates;

(p)the shares of stock or other ownership interests in any Affiliates of Seller or any other Person;

(q)all correspondence and documents prepared by Seller or any of its Affiliates related to any third party bid to purchase any of the assets of the Business or prepared by Seller or any of its Affiliates for internal evaluation purposes in connection with any such third party bid;

(r)all real property other than the Leased Real Property and Owned Real Property;

(s)all Permits other than the Business Permits;

(t)any (i) personnel records with respect to the Hired Employees that Seller or any of its Affiliates is required by Law to maintain in its possession, (ii) Books and Records relating to any Purchased Asset or Assumed Liability that Seller or any of its Affiliates is required by Law to maintain in its possession and (iii) Books and Records relating to any other Excluded Assets and not the Purchased Assets;

(u)except as otherwise provided in Section 6.15, all rights to partnership and fictitious names and trademarks of Seller, including the Excluded Names, and variations of each of them;

(v)any and all guarantees, warranties, indemnities and similar rights (i) in respect of the Business or a Purchased Asset for the period prior to the Closing (but excluding Claims of the type set forth before the proviso in Section 2.01(n)) and (ii) in respect of any other Excluded Asset;

(w)any legal or beneficial interest in the Charlotte Terminal and any rights under the Charlotte Terminal Lease;

(x)all assets and rights relating to all of Seller’s Affiliates’ other businesses, including real property not primarily used in the Business, and all corporate-level services or functions of the type currently provided to the Business by any of Seller’s Affiliates; and

(y)the assets, properties and rights specifically set forth on Section 2.02(y) of the Seller Disclosure Schedules.

Assumed Liabilities

. Subject to the terms and conditions set forth herein, Buyer shall assume pursuant to the Assignment and Assumption Agreement and Bill of Sale and agree to pay, perform and discharge when due solely the following liabilities and obligations of Seller arising out of or relating to the Business or the Purchased Assets after the Closing, other than the Excluded Liabilities (collectively, the “Assumed Liabilities”):

(a)all leases of real and personal property included in the Purchased Assets, to the extent that the obligations under such leases relate to and are required to be performed during periods after the Closing;

(b)all obligations and liabilities arising under or relating to the Assigned Contracts, to the extent that such obligations relate to and are required to be performed during periods after the Closing;

(c)all obligations and liabilities arising out of or relating to any pending or threatened Action arising out of or to the extent relating to the Business or the Purchased Assets identified on Section 2.03(c) of the Seller Disclosure Schedules;

(d)all obligations and liabilities arising out of or relating to the Barges or the Barge Contracts, to the extent that such obligations relate to and are required to be performed during periods after the Closing;

(e)certain accrued expenses set forth in Section 2.03(e) of the Seller Disclosure Schedules (“Accrued Expenses”);

(f)all obligations and liabilities under Business Permits, governmental approvals and consent decrees (other than the Consent Order, the Consent Decree and the Board Order, which are addressed in Section 2.03(t)) in each case, which will be assigned to Buyer in accordance with Section 2.01, subject to the terms and conditions thereof, and to the extent that such obligations relate to and are required to be performed during periods after the Closing;

(g)all environmental liabilities and obligations with respect to the Purchased Assets to the extent arising from acts or omissions on or after the Closing either under any Environmental Law or under any contract or other arrangement that will be assigned to Buyer in accordance with Section 2.01 (including those arising as a result of the transportation or disposal or both after the Closing of hazardous materials regulated by Environmental Law for disposal or treatment);

(h)all quarry reclamation obligations associated with the Purchased Assets arising prior to or after the Closing, other than those quarry reclamation obligations required by a Law, Permit or Governmental Order to have been performed by a date certain prior to the Closing Date and not performed by such date;

(i)all obligations and liabilities to lessors under capital leases as of the Closing;

(j)obligations for accrued but unpaid vacation and other paid time off entitlements for Hired Employees (“Vacation Accruals”);

(k)except as specifically provided in Section 6.04, all liabilities and obligations of Buyer or its Affiliates relating to employee benefits, compensation or other arrangements with respect to any Hired Employee after the Closing;

(l)all liabilities and obligations for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period or portion thereof beginning (or deemed to begin) after the Closing Date (which, in the case of a Straddle Period, shall be determined in a manner consistent with Section 6.11(b)) and (ii) Transfer Taxes for which Buyer is liable pursuant to Section 6.11(a);

(m)all liabilities and obligations arising out of or relating to any products manufactured by Buyer at, or distributed or sold by Buyer from, the Facilities after the Closing;

(n)all liabilities and obligations under any deed or other instruments relating to Seller’s ownership interests in the Owned Real Property included in the Purchased Assets to be paid or performed or otherwise relating to periods after the Closing;

(o)any and all liabilities and obligations to the extent arising out of or relating to violations by Buyer of, and/or non-compliance by Buyer with, any Laws relating to occupational safety and health, including the Occupational Safety and Health Administration Act of 1970, Federal Mine Safety and Health Act of 1977, or those issued by the Mine Safety and Health Administration (MSHA), after the Closing;

(p)a portion of any liabilities or obligations in respect of rebates, discounts or allowances payable to any customer of Seller arising under any Sales Contracts in accordance with the terms specifically set forth in the applicable Sales Contracts, to be transferred to Buyer, as determined based on pro ration in accordance with the applicable method set forth in Section 2.11 of this Agreement;

(q)all other liabilities and obligations arising out of or relating to Buyer’s ownership or operation of the Business and the Purchased Assets on or after the Closing, including all liabilities arising out of or in connection with product liability, claims for personal injuries, property damage or losses, in each case, that involve the use of any product sold or otherwise disposed of by Buyer or any of its Affiliates in connection with the Business or the Purchased Assets after the Closing, except to the extent such liabilities or obligations are the express responsibility of Seller pursuant to this Agreement;

(r)all other liabilities specifically assumed by Buyer under the Transaction Documents;

(s)all liabilities and obligations of Seller set forth on Section 2.03(s) of the Seller Disclosure Schedules; and

(t)all liabilities and obligations under the Consent Order, the Consent Decree and the Board Order to the extent that such obligations relate to and are required to be performed during periods after the Closing.

Excluded Liabilities

.  Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not assume and shall not be responsible to pay, perform or discharge (i) any debts, liabilities or obligations of Seller of any kind, character or description whatsoever (whether absolute or contingent, known or unknown, asserted or unasserted) other than the Assumed Liabilities or (ii) any of the following debts, liabilities or obligations of Seller, whether or not the same are disclosed to Buyer in or pursuant to this Agreement (any such debts, liabilities or obligations described in clause (i) or (ii) above being collectively referred to as the “Excluded Liabilities”):

(a)any liabilities or obligations arising out of or relating to Seller’s operation of the Business prior to the Closing;

(b)any debts, liabilities or obligations relating to, or occurring or existing in connection with, or arising out of, the Excluded Assets, whether before, on or after, the Closing;

(c)all indebtedness of Seller, including all indebtedness for borrowed money, including principal and interest, whether incurred before, at or after the Closing;

(d)all Business Accounts Payable;

(e)subject to Section 2.03(c), all liabilities of Seller arising from or relating to any litigation that is currently pending or threatened against or affecting Seller or its properties or assets or that arise from or relate to actions, events, occurrences or developments that first occurred on or prior to the Closing (whether or not covered by insurance), including all litigation that relates to the Business or Purchased Assets and is pending as of the Closing;

(f)any liabilities or obligations for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period or portion thereof ending (or deemed to end) on or prior to the Closing Date (which, in the case of a Straddle Period, shall be determined in a manner consistent with Section 6.11(b)) and (ii) Transfer Taxes for which Seller is liable pursuant to Section 6.11(a) (collectively, “Excluded Taxes”);

(g)except as provided in Section 2.03(e) and Section 6.04, any liabilities or obligations of Seller relating to or arising out of (i) the employment, or termination of employment, of (A) any Employee prior to or at the Closing, and (B) any Employee that is not a Hired Employee prior to, at and after the Closing, or (ii) workers’ compensation claims of any Employee which relate to events occurring prior to the Closing;

(h)a portion of any liabilities or obligations in respect of rebates, discounts or allowances payable to any customer of Seller arising under any Sales Contracts, in accordance with the terms specifically set forth in the applicable Sales Contracts, to be transferred to Buyer, as determined based on pro ration in accordance with the applicable method set forth in Section 2.11 of this Agreement;

(i)any liabilities arising out of or in connection with (i) any product or service warranties or guarantees given by any Seller in connection with or (ii) Claims for personal injuries, property damage or losses that involve, any product sold, delivered or otherwise disposed of, or any service performed or delivered, by Seller prior to the Closing;

(j)all environmental liabilities and obligations with respect to the Business to the extent arising from acts or omissions prior to the Closing either under any Environmental Law or under any contract or other arrangement (including those arising as a result of the transportation or disposal or both, prior to the Closing, of hazardous materials regulated by Environmental Law for disposal or treatment);

(k)all liabilities and obligations under the Consent Order, the Consent Decree and the Board Order to the extent that such obligations relate to and were performed or required to be performed during periods prior to the Closing;

(l)any debts, liabilities or obligations of Seller Related Parties arising under or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers and others;

(m)all other liabilities specifically retained by Seller under the Transaction Documents;

(n)any liabilities or obligations set forth on Section 2.04(n) of the Seller Disclosure Schedules; and

(o)any debt, liability or obligation of any Affiliates of Seller (whether or not similar to any of the categories of debts, liabilities or obligations of Seller described above).

Purchase Price

.

(a)The aggregate purchase price for the Purchased Assets shall be $665,000,000.00 (as adjusted pursuant to Section 2.05(b) and Section 2.06, the “Purchase Price”), plus the assumption of all of the Assumed Liabilities. The Purchase Price shall be paid by wire transfer of immediately available funds at Closing to an account designated in writing by Seller to Buyer no later than two (2) Business Days prior to the Closing Date.

(b)Not less than two (2) Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement setting forth its good faith estimate of the book value of the Adjustable Inventory (the “Estimated Adjustable Inventory Value”), together with a report setting forth detailed supporting calculations in accordance with the inventory valuation principles and methodologies set forth in Schedule A.  The Purchase Price payable at the Closing shall be (i) to the extent that the Estimated Adjustable Inventory Value is less than the Lower Band (as defined below), decreased, on a dollar-for-dollar basis, by the amount of such shortfall (such shortfall amount, the “Estimated Inventory Shortfall”), or (ii) to the extent that the Estimated Adjustable Inventory Value is greater than the Higher Band (as defined below), increased, on a dollar-for-dollar basis, by the amount of such excess (such excess amount, the “Estimated Inventory Excess”). For purposes of calculating the Estimated Inventory Shortfall and/or the Estimated Inventory Excess, the terms “Lower Band” and “Higher Band” shall be defined as follows: (i) if the Closing occurs on or before 11:59 p.m., Central time, on December 30, 2019, the Lower Band shall mean an amount equal to $10,000,000 and the Higher Band shall mean an amount equal to $11,000,000; (ii) if the Closing occurs after 11:59 p.m., Central time, on December 30, 2019 but on or prior to 11:59 p.m., Central time, on March 1, 2020, (A) the Lower Band shall mean an amount equal to $10,000,000 plus (x) $49,180 multiplied by (y) each calendar day that has commenced since 12:01 a.m., Central time, on December 31, 2019 (up to a maximum of sixty-one (61) calendar days), and (B) the Higher Band shall mean the amount described pursuant to preceding clause (A) plus $1,000,000; and (iii) if the Closing occurs after 11:59 p.m., Central time, on March 1, 2020, the Lower Band shall mean an amount equal to $13,000,000 and the Higher Band shall mean an amount equal to $14,000,000.  An illustrative calculation of the Estimated Inventory Adjustment is included in Schedule A.  The adjustment to the Purchase Price payable at the Closing pursuant to this Section 2.05(b), taking into account the Estimated Inventory Shortfall or the Estimated Inventory Excess, as applicable, is the “Estimated Inventory Adjustment” (which shall be a negative number if an Estimated Inventory Shortfall and a positive number if an Estimated Inventory Excess). If there is no Estimated Inventory Shortfall or Estimated Inventory Excess, the Estimated Inventory Adjustment shall be zero (0).

Section 2.06Post-Closing Adjustment – Inventory

(a)Within sixty (60) days after the Closing Date, Buyer will (i) determine (A) the book value of Adjustable Inventory as of 11:59 p.m., Central time (the “Actual Adjustable

Inventory Value”), on the Closing Date, (B) the amount by which that determination of the Actual Adjustable Inventory Value is less than the Lower Band (such shortfall amount, the “Actual Inventory Shortfall”) or greater than the Higher Band (such excess amount, the “Actual Inventory Excess”) (such shortfall or excess, as applicable, the “Actual Inventory Adjustment”) (which shall be a negative number if an Actual Inventory Shortfall and a positive number if an Actual Inventory Excess) and (C) the amount by which the Actual Inventory Adjustment is less than or greater than the Estimated Inventory Adjustment and (ii) deliver to Seller a report setting forth in detail the Actual Inventory Adjustment and detailed supporting calculations in accordance with the inventory valuation principles and methodologies set forth in Schedule A (the “Adjustable Inventory Value Report”).  The post-Closing determination of the Actual Adjustable Inventory Value will be based on the actual Adjustable Inventory as of 11:59 p.m., Central time, on the Closing Date, determined based upon the Estimated Adjustable Inventory Value as adjusted for purchases, production and sales from the time the Estimated Adjustable Inventory Value was calculated until 11:59 p.m., Central time, on the Closing Date and will conform in all respects to the inventory valuation principles and methodologies set forth in Schedule A. If there is no Actual Inventory Shortfall or Actual Inventory Excess, the Actual Inventory Adjustment shall be zero (0).

(b)If the Actual Inventory Adjustment is (i) greater than the Estimated Inventory Adjustment, Buyer shall pay to Seller the amount by which the Actual Inventory Adjustment exceeds the Estimated Inventory Adjustment; or (ii) less than the Estimated Inventory Adjustment, Seller shall pay to Buyer the amount by which the Estimated Inventory Adjustment exceeds the Actual Inventory Adjustment, in each case, as provided in Section 2.06(e) below (the “Adjustment Amount”). If the Actual Inventory Adjustment is equal to the Estimated Inventory Adjustment, the Adjustment Amount shall be zero (0). If there is no Actual Inventory Adjustment and no Estimated Inventory Adjustment, the Adjustment Amount shall be zero (0).

(c)From and after the date upon which Seller delivers its report and calculations pursuant to Section 2.05(b), each party, at the other party’s request, will make available to the other party and its agents and Representatives the books, records and worksheets supporting, and the personnel who prepared, any calculation or report provided for in Section 2.05 or Section 2.06.  Each party will also discuss with the other party during the time period for preparing such report, as requested by the other party, the status of any such calculation or report, including particular adjustments that it has identified.  Seller’s designated representative for purposes of this Section 2.06(c) is John Heffernan and Buyer’s designated representative for purposes of this Section 2.06(c) is D. Craig Kesler who is currently Executive Vice President – Finance and Administration and Chief Financial Officer.  The contact information for Seller’s designated representative is: email: johnv.heffernan@cemex.com and tel. (713) 722-6078 and the contact information for Buyer’s designated representative is: email: ckesler@eaglematerials.com and tel. (214) 432-2000.  The communications between such persons in connection with this Section 2.06(c) may be given by email, registered mail, overnight courier or any other comparable means, but any such communication will be deemed received only upon actual receipt.  Notice of any dispute that they cannot resolve and changes in such contact person and contact information will only be made pursuant to Section 10.02.

(d)Unless Seller (i) gives written notice to Buyer of an objection to the Adjustable Inventory Value Report, together with a reasonably detailed description of any changes that Seller proposes to be made to the calculation of Actual Inventory Adjustment and detailed supporting calculations, within thirty (30) days after Seller’s receipt of such report, or (ii) notifies Buyer at any time within such 30-day period that Seller accepts the Adjustable Inventory Value Report, the Adjustable Inventory Value Report will become binding in its entirety at the end of such 30-day period.  If Seller has notified Buyer that Seller accepts the Adjustable Inventory Value Report within such 30-day period, the Adjustable Inventory Value Report will become binding in its entirety as of the date of such notification.  If Seller objects to any part of the Adjustable Inventory Value Report within such 30-day period, and Seller and Buyer are unable to agree as to all disputed parts within thirty (30) days after Seller’s objection is received by Buyer, then the Adjustable Inventory Value Report will be resolved pursuant to the binding dispute resolution process as provided in Section 2.06(f).

(e)If the Adjustable Inventory Value Report delivered to Seller has become binding in its entirety and indicates that Buyer is to make a payment to Seller, then such payment will be made within seven (7) days after the Adjustable Inventory Value Report becomes binding as provided in Section 2.06(d).  If the Adjustable Inventory Value Report as delivered to Seller has become binding in its entirety and indicates that Seller is to make a payment to Buyer, then such payment will be made within seven (7) days after the Adjustable Inventory Value Report becomes binding as provided in Section 2.06(d).  If the Adjustable Inventory Value Report is disputed, in whole or in part, by Seller in accordance with Section 2.06(d), then any payment of amounts related to the Adjustable Inventory Value Report will be made only when the final Adjustment Amount is determined in accordance with Section 2.06(f).  All payments pursuant to this Section 2.06(e) will be by wire transfer of immediately available funds in accordance with the recipient’s instructions.

(f)Any disputes regarding the Adjustable Inventory Value Report will be submitted to and settled by the binding dispute resolution process set forth in this Section 2.06(f).  Such disputes will be submitted for resolution to a partner in the Houston, Texas office of PricewaterhouseCoopers LLP, who has at least ten (10) years’ experience in resolving disputes and who is designated in writing by another partner of the firm (the designated partner, the “Accountant”), and the dispute resolution process will be (i) conducted in accordance with the following provisions of this Section 2.06(f), and (ii) initiated by either Seller or Buyer sending a notice to the other electing to resolve the dispute in accordance with this Section 2.06(f).  The Accountant will undertake to complete the dispute resolution and issue his written report within sixty (60) days after he receives the notice referred to above (the “Dispute Resolution Period”).  Each of Seller and Buyer will promptly submit to the Accountant all materials requested by the Accountant, promptly respond to questions asked by the Accountant, so that the Accountant can issue his report on or before the end of the Dispute Resolution Period.  The Accountant may hold a one-day hearing at the Accountant’s offices in the Houston, Texas metropolitan area.  The Accountant (who will act as an expert and not as an arbitrator) will undertake in good faith to issue a written report (which will briefly summarize the reasons for the determination) by the end of the Dispute Resolution Period.  The Accountant’s report will set forth a determination only with respect to the disputed amounts (and for avoidance of doubt, will not include any other finding or award), and will be based solely on the information made available to the Accountant (to the extent the Accountant considers appropriate) and the terms of this Agreement (and, for the avoidance of doubt, the Accountant will not vary the terms of this Agreement, but rather will strictly apply them to the dispute and without limiting or being limited by the foregoing, will disregard means of calculating the components of the Adjustment Amount which are different from those set forth in Schedule A, to the extent that such means are inconsistent with or not provided for in Schedule A).  The decision for each disputed amount must be within the range of values assigned to each such item in the Actual Inventory Adjustment and value attributed thereto by Seller in its objection to the Actual Inventory Adjustment. The decision of the Accountant will be final and binding on the parties and may be entered in any court having jurisdiction, with payment being due from Seller or Buyer, as applicable, to the other party within ten (10) days after the issuance of the decision.  The Accountant will not award costs or expenses (including attorneys’ fees) to any party.  Each of Buyer and Seller will pay fifty percent (50%) of the Accountant’s fees and expenses, but otherwise each party will pay its own costs and expenses of the dispute resolution process of this Section 2.06(f).

Interest

(a). If any amount due for payment to Buyer or Seller in accordance with this Agreement is not paid on the due date for payment, the Person in default shall pay the Default Interest on such amount in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law.

Allocation of the Purchase Price

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(a)Within ninety (90) days after the Closing Date, Buyer shall deliver to Seller a schedule allocating the Purchase Price (including any Assumed Liabilities treated as consideration for the Purchased Assets for Tax purposes) among the Purchased Assets (the “Allocation Schedule”).  The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code and shall reflect the Agreed Marketing Asset Allocation specified in Section 2.08(b).  The Allocation Schedule shall be deemed final, and shall be conclusive and binding on all parties, unless Seller delivers to Buyer a written notice identifying each item reflected in the Allocation Schedule to which Seller takes exception within thirty (30) days after delivery of the Allocation Schedule to Seller (such items “Allocation Objections”) (it being understood that any amounts not disputed by Seller shall be final and binding). Upon delivery of the Allocation Objections, if any, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within sixty (60) days after the delivery of the Allocation Schedule, then, subject to Section 2.08(b), Seller and Buyer shall each be entitled to adopt their own positions regarding the allocation of the Purchase Price among the Purchased Assets for applicable tax purposes. If the parties agree on the Allocation Schedule (or such schedule is deemed accepted), Seller and Buyer agree to file their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with the agreed Allocation Schedule.

(b)Notwithstanding Section 2.08(a), Buyer and Seller agree that (i) the portion of the Purchase Price allocable to Marketing Assets shall be mutually agreed to no later than three (3) Business Days prior to the Closing Date (the “Agreed Marketing Asset Allocation”), (ii) in no event shall the Allocation Schedule reflect an allocation of more than ten percent (10%) of the Purchase Price to Marketing Assets and (iii) that each of Buyer and Seller shall file its respective IRS Forms 8594 and all federal, state and local Tax Returns in a manner consistent with the Agreed Marketing Asset Allocation (regardless of whether they otherwise agree to the Allocation Schedule specified in Section 2.08(a)).

Non-assignable Assets

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(a)Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.09, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Assigned Contract or Business Permit (i) would result in a violation of applicable Law or (ii) would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, of such Assigned Contract or Business Permit (each, a “Non-assignable Right”); provided, however, that, subject to the satisfaction or waiver of the conditions contained in Article VII, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof.  Following the Closing, Seller and Buyer shall use commercially reasonable efforts, and cooperate with each other, to obtain, any such required consent, authorization, approval or waiver or (if required in order to carry out the provisions of this Section 2.09) any release, substitution or amendment required to novate any Non-assignable Rights so that they can effectively be transferred to Buyer as promptly as reasonably practicable after the Closing upon the terms set forth in this Agreement (without regard to the provisions of this Section 2.09); provided, however, that neither Seller nor Buyer shall be required to pay any consideration therefor.  Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Seller shall sell, assign, transfer, convey and deliver to Buyer the relevant Non-assignable Right to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration. Applicable Transfer Taxes in connection with such sale, assignment, transfer, conveyance or license shall be borne by the parties in accordance with Section 6.11.

(b)To the extent that any Non-assignable Right cannot be transferred to Buyer following the Closing pursuant to this Section 2.09, Buyer and Seller shall use commercially reasonable efforts to implement such arrangements (such as subleasing, sublicensing or subcontracting) as shall be determined by the parties in order to provide to them the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Non-assignable Right to Buyer as of the Closing and the performance by Buyer of the Assumed Liabilities with respect thereto.  Under any such arrangements, unless otherwise agreed by the parties, Seller shall continue to hold legal title to such Non-assignable Right for the exclusive benefit of Buyer and Buyer shall, as agent or subcontractor for Seller, pay, perform and discharge fully the Assumed Liabilities thereunder from and after the Closing Date.  In addition, to the extent permitted under applicable Law, Seller shall, at Buyer’s expense, hold in trust for and pay to Buyer promptly upon receipt thereof, such Non-assignable Right and all income, proceeds and other monies received by Seller to the extent related to such Non-assignable Right in connection with the arrangements under this Section 2.09. Notwithstanding anything herein to the contrary, the provisions of this Section 2.09 shall not apply to any consent or approval required under any Antitrust Law, which consent or approval shall be governed by Section 6.06.

Buy-Out – Equipment Lease

. Notwithstanding the provisions of Section 2.09, at the Closing, Buyer will purchase directly from the lessors thereof, certain equipment used in the Business and leased by Seller, and either (a) listed in Exhibit G or (b) for which the

Assignment and Assumption of Lease therefor requires the consent of a lessor or other third party and such consent has not been obtained prior to the Closing Date pursuant to Section 6.19 (collectively, the “Buy-Out Equipment”). The Buy-Out Equipment will be purchased by Buyer on the Closing Date on an “as is” and “where is/where as” and “with all faults” basis, with no representations or warranties (express or implied) whatsoever by Seller.

Pro Ration

. As soon as reasonably practicable following the Closing Date (and, to the extent necessary, from time to time thereafter), Buyer shall deliver to Seller a statement setting forth all (a) gas, heat, water, sewage, electricity, trash removal, telephone, internet and other utilities, (b) rebates, discounts or allowances payable to any customer or arising under any Sales Contracts transferred to Buyer and (c) any ad valorem and property Taxes, in each case relating to the Business with respect to periods (or portions thereof) prior to the Closing which were not settled at Closing and are to be paid by Seller or Buyer (as the case may be) to the other party pursuant to this Section 2.11, together with reasonable supporting documentation.  The amounts referred to in clauses (a) through (c) above shall be apportioned between Buyer and Seller on a pro rata basis based on the Closing Date and the number of days in the relevant determination period.  Each statement to be delivered by Buyer pursuant to this Section 2.11 shall also set forth a calculation of the net amount payable by Seller to Buyer, or by Buyer to Seller, in order to give effect to such apportionment for all amounts covered by such statement.  The net amount payable by Buyer or Seller, as applicable, shall be paid by Buyer or Seller (as applicable) to the other party within thirty (30) days after the delivery of the statement referred to above.

Shared Contracts; Bifurcation

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(a)Seller and Buyer shall use their commercially reasonable efforts to cause each Contract set forth on Section 2.01(j)(2) of the Seller Disclosure Schedules (the “Shared Contracts”) to be novated or assigned in relevant part to Buyer or its designated Affiliate on or prior to the Closing Date, or to appropriately amend and/or obtain any requisite consent, approval or waiver from the counterparties to such Shared Contracts, in each case as necessary to allow Buyer or its designated Affiliate, at and following the Closing, to have in effect a separate agreement, on terms substantially similar to the current terms of such Shared Contract, providing for obligations, rights and benefits applicable to the Business under such Shared Contracts.

(b)If, with respect to any Shared Contract, (i) such novation, assignment or amendment cannot be consummated or such consent, approval or waiver cannot be obtained, or (ii) an attempted novation, assignment or amendment thereof would adversely affect in any material respect the rights of Seller or Buyer thereunder, Seller and Buyer will use their reasonable best efforts to negotiate a mutually acceptable arrangement under which Buyer shall be provided with the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Shared Contracts in relevant part to Buyer as of the Closing and pursuant to which Buyer shall assume all obligations under such Shared Contracts in relevant, proportionate part, including by entering into sub-contracting, sub-licensing, sub-leasing or pass through arrangements for the benefit of Buyer (the “Seller Sharing Arrangements”); provided, that, neither Seller nor Buyer may terminate any such Shared Contract, or amend such Shared Contract in an manner that adversely affects the other party, while subject to any such arrangement (other than pursuant to automatic termination provisions thereunder) without the prior written consent of the other party. Notwithstanding the foregoing, following the expiration or other termination of any Shared Contract subject to Seller Sharing Arrangements, neither Buyer nor Seller will be obligated to continue the Seller Sharing Arrangements, as applicable.

(c)Neither party shall be required to make or commit to make any payments or fees, or incur any non-de minimis out-of-pocket costs in connection with, obtaining consent from the applicable counterparty with respect to the novation, assignment or amendment of any Shared Contracts; provided, that either party may agree to or commit to make any such payments or fees without the consent of the other party, in which case such payments or fees will be at the sole cost of such party making such agreement or commitment.

Article III
CLOSING

Closing

. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, NY 10036 on (a) the later of (x) the second Business Day following the satisfaction or waiver of the conditions to Closing set forth in Article VII (other than those conditions that by their nature can only be satisfied at the time of Closing, but subject to the satisfaction of such conditions) and (y) January 10, 2020, or (b) at such other place, time or date as Seller and Buyer may agree in writing (the “Closing Date”).  The closing of the Transactions shall be effective as of 11:59 p.m., Central time, on the Closing Date (the “Closing”).

Closing Deliverables

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(a)At the Closing, Seller shall deliver to Buyer the following:

(i)a counterpart to the assignment and assumption agreement and bill of sale in the form of Exhibit A (the “Assignment and Assumption Agreement and Bill of Sale”), duly executed by Seller;

(ii)with respect to each parcel of Owned Real Property, a limited warranty deed in the form of Exhibit B-1, Exhibit B-2, Exhibit B-3, Exhibit B-4 or Exhibit B-5, as applicable for each such parcel of Owned Real Property, as set forth in Exhibit B hereto (each, a “Deed”), each duly executed and notarized by Seller;

(iii)with respect to each Real Property Lease, a counterpart of the Assignment and Assumption of Lease substantially in the form of Exhibit C (each, an “Assignment and Assumption of Lease”), duly executed by Seller and, if necessary, Seller’s signature shall be witnessed and/or notarized;

(iv)a counterpart to the transition services agreement substantially in the form of Exhibit D (the “Transition Services Agreement”), duly executed by Seller or an Affiliate of Seller;

(v)a counterpart to the Tire Injection Machine Intellectual Property License Agreement in the form of Exhibit E, duly executed by CEMEX Construction Materials Atlantic, LLC;

(vi)a counterpart to the Barge Transfer Agreement in the form of Exhibit F (the “Barge Transfer Agreement”) duly executed by Seller or an Affiliate of Seller;

(vii)a counterpart to the unloader bill of sale agreement in the form of Exhibit I (the “Unloader Agreement”), duly executed by an Affiliate of Seller;

(viii)with respect to the Affiliate Assets and Liabilities, counterparts to the Affiliate Conveyance Agreements, duly executed by the applicable Affiliate Transferor;

(ix)the Seller Closing Certificate;

(x)Title policies for each parcel of Owned Real Property and Leased Real Property (which may be in the form of a binding obligation from Title Insurer to issue such policy in the form of a mark-up of the Title Commitment) in accordance with the Title Commitment insuring Buyer’s fee simple title to the Owned Real Property or leasehold interest in the Leased Real Property, as applicable, as of the Closing Date (including, subject to Section 6.18(a), the mineral estate) and subject only to Permitted Encumbrances, and items deemed accepted by Buyer, in such amounts as Seller and Buyer reasonably determine to be the value of the real property insured thereunder (each a “Title Policy”);

(xi)a Survey for each parcel of Owned Real Property and Leased Real Property;

(xii)a list of all Business Employees who are terminated involuntarily by Seller for any reason during the 90 days prior to the Closing Date, including each such employee’s last known address;

(xiii)a counterpart to the Supply Agreement substantially in the form of Exhibit L, duly executed by CEMEX, Inc.;

(xiv)the FIRPTA Certificates; and

(xv)such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b)At the Closing, Buyer shall deliver to Seller or (to the extent specifically provided herein) one of its Affiliates the following:

(i)the Purchase Price by wire transfer of immediately available funds;

(ii)a counterpart to the Assignment and Assumption Agreement and Bill of Sale, duly executed by Buyer;

(iii)with respect to each Real Property Lease, a counterpart of the Assignment and Assumption of Lease, duly executed by Buyer and, if necessary, Buyer’s signature shall be witnessed and/or notarized;

(iv)a counterpart to the Transition Services Agreement, duly executed by Buyer;

(v)a counterpart to the Tire Injection Machine Intellectual Property License Agreement, duly executed by Buyer;

(vi)a counterpart to the Barge Transfer Agreement, duly executed by Buyer;

(vii)a counterpart to the Unloader Agreement, duly executed by Buyer;

(viii)with respect to the Affiliate Assets and Liabilities, counterparts to the Affiliate Conveyance Agreements, duly executed by Buyer;

(ix)a counterpart to the Supply Agreement substantially in the form of Exhibit L, duly executed by Buyer or Buyer’s Affiliate;

(x)Buyer Closing Certificate; and

(xi)such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Seller as may be required to give effect to this Agreement.

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Schedules, Seller represents and warrants to Buyer as of the date of this Agreement as follows:

Organization and Qualification of Seller

. Seller is a general partnership duly organized, validly existing and in good standing under the Laws of the state of Kentucky and has all necessary entity power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.01 of the Seller Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do business in connection with the Business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

Authority of Seller

. Seller has all necessary entity power and authority to enter into this Agreement and the other Transaction Documents to which Seller is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is or will be a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite entity action on the part of Seller and, if required, its equity owners. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

No Conflicts; Consents

. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of any provision of the partnership agreement of Seller or any other equivalent organizational document of any Affiliate Transferor, as applicable; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller (or any Affiliate Transferor, as applicable, the Business or the Purchased Assets; or (c) except as set forth on Section 4.03(c) of the Seller Disclosure Schedules require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or result in the acceleration of or loss of rights under or create in any party the right to accelerate, terminate, modify or cancel any Contract or Business Permit to which Seller or any Affiliate Transferor, as applicable, is a party or by which Seller or any Affiliate Transferor, as applicable, or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets other than a Permitted Encumbrance; except in the cases of clauses (b) or (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing or registration with, or notice to, any Governmental Authority is required by or with respect to Seller or any Affiliate Transferor, as applicable, in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act and as set forth in Section 4.03 of the Seller Disclosure Schedules and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect.

Financial Statements

. Attached as Section 4.04 of the Seller Disclosure Schedules are (a) audited financial statements for Seller as of December 31, 2017 and December 31, 2018 and for the years then ended (the “Audited Financial Statements”) and (b) unaudited financial statements for Seller consisting of a statement of funds employed as of August 31, 2019 and a statement of income for the nine (9) month period ended September 30, 2019 (the “Interim Financial Statements”, and together with the Audited Financial Statements, the “Business Financial Statements”). The Business Financial Statements (x) are derived from and in accordance in all material respects with the Books and Records and (y) were prepared (1) in the case of the Audited Financial Statements, in accordance with GAAP, consistently applied, and present fairly, in all material respects, or (2) in the case of the Interim Financial Statements, were prepared in the ordinary course of business for the information of the partners of Seller and present fairly, in accordance with historical reporting practice, the financial condition and results of the operations of the Business taken as a whole, in each case as of their respective dates and for the respective periods covered thereby.

Absence of Certain Changes, Events and Conditions

. Except as expressly contemplated by this Agreement or as set forth on Section 4.05 of the Seller Disclosure Schedules, from December 31, 2018 to the date hereof, Seller has operated the Business in the ordinary course of business in all material respects and there has not been (a) any sale, assignment, transfer or other disposition of any property or asset relating to the Business having a value in excess of $100,000 or any relocation of any such property or asset from the Facilities to any other location, other than (i) any Excluded Assets or (ii) any Inventory sold to third parties in the ordinary course of business; (b) any Encumbrance (other than any Permitted Encumbrance) created on or arising with respect to any material property or asset relating to the Business, other than any Excluded Assets; (c) any substantial damage, destruction or loss or casualty loss (whether or not insured against) affecting any property or asset relating to the Business having a value in excess of $100,000, other than the Excluded Assets; (d) any cancellation by Seller or any Affiliate Transferor, as applicable, of any material debt or waiver of any material Claim or right of value relating solely to the Purchased Assets; (e) any failure to pay the debts, Taxes and other obligations of the Business when due; (f) any transfer or relocation of any employees of the Business to other facilities or sites operated by Seller or its Affiliates; or (g) since June 30, 2019, any increase in the compensation paid or payable, whether pursuant to an Employee Plan or otherwise, to any of the Business Employees, or any increase in any payment or commitment, whether pursuant to an Employee Plan or otherwise, for the payment of any bonus, additional compensation, service award, welfare, pension, retirement, termination or severance benefit to any Business Employee.

Material Contracts

.

(a)Section 4.06(a) of the Seller Disclosure Schedules lists the Contracts, as of the date of this Agreement, that are to be transferred to Buyer pursuant to Section 2.01 (together with all leases listed in Section 4.09(b) of the Seller Disclosure Schedules and all Intellectual Property Agreements listed in Section 4.10(a) of the Seller Disclosure Schedules and all Assigned Contracts listed in Section 2.01(j)(1) of the Seller Disclosure Schedules, collectively, the “Material Contracts”).

(b)Seller has made available to Buyer a true, correct and complete copy of each of the Material Contracts (including all amendments and modifications thereto). Each of the Material Contracts (i) has been duly and validly executed by Seller or the Affiliate Transferor that is a party thereto (as applicable) and, to Seller’s Knowledge, each of the other parties thereto, (ii) is in full force and effect and (iii) constitutes a valid, legal and binding obligation of Seller or such Affiliate Transferor and, to Seller’s Knowledge, each of the other parties thereto, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither Seller nor any Affiliate Transferor that is a party to each Material Contract (as applicable) has waived, released or relinquished any material rights or remedies arising under any of the Material Contracts.

(c)Neither Seller nor any Affiliate Transferor that is a party to any Material Contract is, and, to Seller’s Knowledge, no other party to any Material Contract is, in material breach of, or default under, any Material Contract, no written notice of default, defense, offset, counterclaim, termination, cancellation or acceleration has been received by Seller or any such Affiliate Transferor with respect thereto.  As of the date hereof, to Seller’s Knowledge, there is no written threat to cancel any such Material Contract.  As of the date hereof, Seller has not and, to Seller’s Knowledge, no other party has repudiated any Material Contract, and there are no disputes with respect to any Material Contract nor any agreements or understandings (whether written or oral) that modify or affect the terms thereof or the course of performance thereunder that have not been made available to Buyer as contemplated in paragraph (b) above.

Title to Tangible Personal Property

. Seller or the applicable Affiliate Transferor has good and valid title to, or a valid and subsisting leasehold interest in, the Purchased Assets, free and clear of Encumbrances except for Permitted Encumbrances.  All leases of properties or assets included in the Purchased Assets are valid, subsisting and effective in accordance with their respective terms, and Seller or the applicable Affiliate Transferor enjoys peaceful possession of all such properties and assets.  Upon the sale, conveyance, transfer, assignment and delivery of the Purchased Assets in accordance with this Agreement, Buyer will acquire good and valid title thereto or valid and subsisting leasehold interests therein, free and clear of all Encumbrances, other than Permitted Encumbrances.

Sufficiency of Assets

.

(a)Assuming Buyer has obtained all Permits and approvals (other than the Business Permits), and has replaced or provided substitutes for any Excluded Assets necessary for the operation of the Business, (i) the Purchased Assets, (ii) the Affiliate Assets to be conveyed to Buyer under the Affiliate Conveyance Agreements and (iii) all rights to be granted and any conveyances of assets to be made to Buyer under the Transition Services Agreement or any other Transaction Document (x) constitute all of the material rights, property and assets (including real property and real property rights) used by Seller or one or more of its Affiliates to conduct the Business as currently conducted and (y) constitute all of the material rights, property and assets necessary for  the operation of the Business as currently conducted.

(b)All Purchased Assets set forth on Section 4.08(b) of the Seller Disclosure Schedules (i) are in good operating condition and repair (ordinary wear and tear excepted) and (ii) to Seller’s Knowledge, do not have any defects that would reasonably be expected to interfere in any material respect with their use in connection with the Business.

Real Property

.

(a)Section 4.09(a)(i) of the Seller Disclosure Schedules sets forth all real property owned by Seller or an Affiliate Transferor, as applicable, and used in connection with the Business (collectively, the “Owned Real Property”).  Seller or the applicable Affiliate Transferor has good and valid fee simple title to the Owned Real Property, free and clear of all Encumbrances, except Permitted Encumbrances.  Neither Seller nor the applicable Affiliate Transferor has leased or otherwise granted to any Person the right to use or occupy the Owned Real Property (each a “Seller Lease”) or any portion thereof, except as set forth in Section 4.09(a)(ii) of the Seller Disclosure Schedules.  With respect to the Owned Real Property:

(i)each lot, parcel and tract of land comprising the Owned Real Property includes the surface estate and the mineral estate.  Other than Permitted Encumbrances, neither Seller nor the applicable Affiliate Transferor has conveyed, assigned or encumbered its interest in the Owned Real Property or any portion thereof including the mineral estate;

(ii)to Seller’s Knowledge, other than the Permitted Encumbrances, no commitments have been made to any Governmental Authority or to any other organization, group or individual that would impose an obligation upon any owner of a lot, parcel or tract of land constituting the Owned Real Property to make any contribution or dedication of money or land (including but not limited to any rights of access or reciprocal easement agreements) or to construct, install or maintain any improvements upon or in the vicinity of such lot, parcel or tract of land;

(iii)except as set forth in Section 4.09(a)(ii) of the Seller Disclosure Schedules, there are no contracts of sale or outstanding options, rights of first refusal or similar rights granted to any third party to purchase any lot, parcel or tract included in the Owned Real Property, or any portion thereof or interest therein;

(iv)all real estate taxes and assessments with respect to the Owned Real Property, to the extent due and owing, have been paid in full; and

(v)to Seller’s Knowledge, there are no defaults (or any events or circumstances which, with the delivery of notice or the passage of time, could constitute a default) under any of the Seller Leases on the part of Seller or an Affiliate Transferor, as applicable, or the tenants under such leases.

(b)Section 4.09(b) of the Seller Disclosure Schedules sets forth a list, as of the date of this Agreement, of all leases for each Leased Real Property used in connection with the Business (collectively, the “Real Property Leases”).  With respect to the Real Property Leases:

(i)Section 4.09(b) of the Seller Disclosure Schedules lists each Real Property Lease;

(ii)Seller has delivered true and complete copies of all Real Property Leases to Buyer, and there are no modifications, supplements or amendments to any such Real Property Leases other than those which have been delivered to Buyer;

(iii)each Real Property Lease is valid and binding on Seller and in full force and effect and, to Seller’s Knowledge, is valid and binding on the other parties thereto enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity);

(iv)to Seller’s Knowledge, Seller has performed all obligations required to be performed by it to date under each Real Property Lease and has not received any notice of violation or default thereunder; and

(v)Seller has not entered into any subleases, licenses, concessions, or other agreements, written or oral, granting to any Person the right of use or occupancy (or granted any security interest in) of any portion of the Leased Real Property.

(c)Except as set forth on Section 4.09(c) of the Seller Disclosure Schedules, within the three (3) years prior to the date of this Agreement, neither Seller nor the applicable Affiliate Transferor has received any written notice of, and to Seller’s Knowledge there are no, existing, pending or threatened (i) condemnation proceedings affecting any portion of the Real Property or sale or other disposition in lieu thereof, or (ii) zoning, building code or other moratorium proceedings, or similar matters which, in each case, would reasonably be expected to materially impact the operating of the Business.

(d)Except as set forth on Section 4.09(d) of the Seller Disclosure Schedules, there are no arrangements for any production royalties to be paid in connection with any mineral production affecting any Real Property.

(e)Except as set forth on Section 4.09(e) of the Seller Disclosure Schedules, (i) within the three (3) years prior to the date of this Agreement, neither Seller nor the applicable Affiliate Transferor has received written notice from any Governmental Authority concerning a violation of any Law (or restrictive covenant applicable to the Real Property) relative to the Real Property or any building or improvement located thereon which has not been fully remedied and (ii) to Seller’s Knowledge, the Real Property, and its continued use, occupancy and operation as currently used, occupied and operated, does not constitute a nonconforming use under any applicable Law relating to building, zoning, subdivision and other land use and does not otherwise violate any restrictive covenant applicable to the Real Property.

Intellectual Property

.

(a)Section 4.10(a) of the Seller Disclosure Schedules lists (i) all Intellectual Property Registrations and (ii) all Intellectual Property Agreements. Except as would not have a Material Adverse Effect, Seller owns or has the right to use all Intellectual Property Assets and the Intellectual Property licensed to Seller under the Intellectual Property Agreements.

(b)Except as would not have a Material Adverse Effect: (i) the conduct of the Business as currently conducted does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person; (ii) there is no Claim pending or threatened in writing against Seller which draws into question any right of Seller to use or exploit the Intellectual Property

Assets or conduct the Business without infringing upon or otherwise violating Intellectual Property rights of any other Person, and, to Seller’s Knowledge, there is no basis for such a Claim; and (iii) no Person is infringing, misappropriating or otherwise violating any Intellectual Property Assets. Notwithstanding anything to the contrary in this Agreement, this Section 4.10(b) constitutes the sole representation and warranty of Seller under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by Seller of any Intellectual Property of any other Person.

(c)In each case, except as would not be materially adverse to the Business or the Purchased Assets: (i) all Assigned Intellectual Property Assets that are owned by Seller are owned free and clear of any security interests or Encumbrances (other than Permitted Encumbrances) or ownership interests of any third Person (including any employee); and (ii) Seller is the exclusive owner having the exclusive right to use all of the Assigned Intellectual Property Assets owned by Seller.

Legal Proceedings; Governmental Orders

.

(a)Except as set forth in Section 4.11 of the Seller Disclosure Schedules, there are no Actions or other legal proceedings pending or, to Seller’s Knowledge, threatened against or by Seller or any Affiliate Transferor, as applicable, relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities. As of the date hereof, there are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller or any Affiliate Transferor, as applicable, that challenge or seek to prevent, enjoin or otherwise delay the Transactions.  As of the date hereof, except for ordinary course credit matters and as set forth in Section 4.11 of the Seller Disclosure Schedules, there are no Actions pending in which Seller or any Affiliate Transferor, as applicable, is the claimant or plaintiff relating to or affecting the Business, the Purchased Assets or the Transactions.

(b)Except as set forth in Section 4.11 of the Seller Disclosure Schedules, to Seller’s Knowledge, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Business or the Purchased Assets which would have a Material Adverse Effect.

Section 4.12Compliance with Laws; Permits.

(a)Except as set forth in Section 4.12 of the Seller Disclosure Schedules, to Seller’s Knowledge, since January 1, 2016, Seller and the Affiliate Transferors, as applicable, have conducted the Business and operated, occupied and used the Purchased Assets in compliance in all material respects with all Laws applicable to it and to the Purchased Assets.  Since January 1, 2016, to the date hereof, except as set forth in Section 4.12 of the Seller Disclosure Schedules, no Claim or assertion has been made by any Governmental Authority to the effect that the operations of the Business or the ownership, occupancy, operation or use of any Purchased Asset fails to comply with any applicable Law.  Except as set forth in Section 4.12 of the Seller Disclosure Schedules, to Seller’s Knowledge, as of the date hereof, no investigation by any Governmental Authority with respect to a violation of any Law relating to the operation of the Business or the ownership, occupancy, operation or use of any of the Purchased Assets (other than Environmental Permits) is pending or has been asserted or threatened.

(b)Except as set forth in Section 4.12 of the Seller Disclosure Schedules, Seller has properly obtained and continues to hold all Permits necessary for the ownership or operation of the Business, as currently operated by Seller, in accordance with applicable Law.  All such Permits are identified in Section 4.12 of the Seller Disclosure Schedules.  To Seller’s Knowledge, Seller is in compliance with each of such Permits, and each such Permit is valid and in full force and effect, and Seller has not received any notice to the contrary.  No Action is pending or, to Seller’s Knowledge, threatened which could result in the revocation or termination of any such Permits.

Environmental Matters

.

(a)Except as set forth on Section 4.13(a) of the Seller Disclosure Schedules, the operations of Seller or any Affiliate Transferor, as applicable, with respect to the Business and the Purchased Assets are, and at all times since January 1, 2016 have been, in compliance in all material respects with all Environmental Laws and the terms and conditions of all applicable Environmental Permits with respect to the Business and the Purchased Assets and, except as set forth on Section 4.13(a) of the Seller Disclosure Schedules, neither the Seller nor any Affiliate Transferor has received from any Person, with respect to the Business or the Purchased Assets, any Environmental Notice or Environmental Claim which, in each case, either remains pending or unresolved, or is the source of ongoing or future obligations or requirements as of the Closing Date.

(b)Section 4.13(b) of the Seller Disclosure Schedules sets forth a list of all material Environmental Permits currently held by Seller in connection with the ownership and operation of the Business.

(c)None of the Real Property is listed on, or, to Seller’s Knowledge, has been proposed for listing on, the National Priorities List under CERCLA, or any similar state list.

(d)Except as set forth in Section 4.13(d) of the Seller Disclosure Schedules, to Seller’s Knowledge, since January 1, 2016, there has been no Release of Hazardous Materials in violation of Environmental Law with respect to the Business or the Purchased Assets or which, if known to the applicable Governmental Authority, would reasonably be expected to result in an Environmental Claim against, a violation of Environmental Law or term of any Environmental Permit by, or liability under Environmental Law for, Seller or any Affiliate Transferor, as applicable.

(e)Except as set forth in Section 4.13(e) of the Seller Disclosure Schedules, neither Seller nor any Affiliate Transferor has entered into or agreed to any Governmental Order and is not subject to any injunction or judgment, or to Seller’s Knowledge, investigation, relating to compliance with any Environmental Laws or to investigation or cleanup of Hazardous Materials under any Environmental Law, in each case relating to the Business or the Purchased Assets.

(f) To Seller’s Knowledge, since January 1, 2016, no reports or studies have been prepared or conducted by Seller or any Affiliate Transferor, as applicable, with respect to the presence of asbestos located in or forming any part of the Purchased Assets.  Other than transformers which have been retrofitted prior to the date hereof, to Seller’s Knowledge, there are no polychlorinated biphenyls (PCBs) or PCB-containing items located in or forming any part of the Purchased Assets.  Except as set forth in Section 4.13(f) of the Seller Disclosure Schedules, to Seller’s Knowledge, there are no underground storage tanks located at the Real Property.

(g)Seller has provided or made available to Buyer all phase I and phase II environmental assessments relating to the Purchased Assets prepared by or on behalf of Seller or any Affiliate Transferor, as applicable, since January 1, 2016.

(h)The representations and warranties set forth in this Section 4.13 are Seller’s sole and exclusive representations and warranties regarding environmental matters.

Employee Matters

.

(a)Certain Employee Information. Section 4.14(a) of the Seller Disclosure Schedules lists as to each current Employee whose job duties are primarily related to the Business and certain individuals employed by Affiliates of Seller whose job duties are primarily related to the Business and to whom Buyer is obligated to make an offer of employment pursuant to Section 6.04(b) (“Must-Offer Employees”) as of the date of this Agreement:  name and current job title.

(b)Additional Employee Information.  The May-Offer Employee Side Letter lists each current Employee of Seller and certain other individuals employed by Affiliates of Seller whose job duties are primarily related to the Business to whom Buyer may make an offer of employment pursuant to Section 6.04(b) (“May-Offer Employees”).

(c)Employee Plans. Section 4.14(c) of the Seller Disclosure Schedules lists each material Employee Plan maintained or contributed to by Seller with respect to the Business Employees, or otherwise participated in by the Business Employees.  Seller has provided or made available to Buyer copies of documents or summaries setting forth the terms of each Employee Plan.  “Employee Plan” means:

(i)each employee pension benefit plan (as such term is defined in ERISA §3(2)), including any pension, profit-sharing, retirement, thrift, or stock purchase plan;

(ii)each employee welfare benefit plan (as such term is defined in ERISA §3(3)); and

(iii)each bonus, incentive compensation, stock purchase, stock option, severance or other employee benefit plan or agreement (including each employment, severance and retention agreement), sponsored, maintained, or contributed to with respect to any Business Employee by or on behalf of Seller or any ERISA Affiliate or with respect to which Seller or any ERISA Affiliate is a party or has any liability, but only to the extent that such plan covers or provides compensation or benefits with respect to any Business Employees.  “ERISA Affiliate” means each trade or business (whether or not incorporated) that together with Seller is treated as a single employer pursuant to Sections 414(b), (c), (m) or (o) of the Code.

(d)Seller 401(k) Plan. Seller’s defined contribution plan and related trust that is intended to be qualified under Sections 401(a), 401(k) and 501(a) of the Code (the “Seller 401(k)

Plan”) has received from the Internal Revenue Service a favorable determination letter (or in the case of a master or prototype plan, a favorable opinion letter or in the case of a volume submitter plan, a favorable advisory letter) as to its qualification under Section 401(a) of the Code, and to Seller’s Knowledge, there has been no event or condition, whether by action or by failure to act, that could adversely affect the qualified status of the Seller 401(k) Plan.

(e)Cessation of Participation.  The Hired Employees will cease to participate in the Employee Plans effective as of the close of business on the Closing Date, and after the Closing Date neither Buyer nor any of its Affiliates has any liability or obligation with respect to any Employee Plan as a result of the transactions contemplated by this Agreement other than in connection with the Vacation Accruals assumed by Buyer pursuant to Section 2.03(j).

(f)Multiemployer Plan.  Seller and Seller’s ERISA Affiliates do not, with respect to any Business Employee, maintain, contribute to or otherwise participate in, or have any liability or obligation with respect to, any multiemployer plan (as defined in ERISA §3(37)) or any multiple employer welfare arrangement (as defined in ERISA §3(40)).

(g)Severance.  Section 4.14(g) of the Seller Disclosure Schedules sets forth a complete and correct description of the terms of any plan, policy or arrangement under which any Business Employee is or would be entitled to the severance payments and severance benefits from Seller or its Affiliates in the event of a termination of his or her employment.

(h)Other Employment Related Matters.  Except for the Applicable CBAs, Seller is not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of the Business Employees.  Solely with respect to the Business Employees, except as set forth on Section 4.14(h) of the Seller Disclosure Schedules, (i) there is no (and since December 31, 2016 has not been) labor strike, organizing effort or organized labor dispute pending or, to Seller’s Knowledge, threatened against Seller at any of the Facilities; (ii) to Seller’s Knowledge, Seller is (and since December 31, 2016 has been) in compliance at each Facility in all material respects with all applicable Laws that relate to employment, equal employment opportunity, wages, hours, leaves, workers’ compensation, disability, immigration, collective bargaining, contractors and temporary employees, other employment terms and conditions and plant closings and layoffs, and (iii) there is not pending or, to Seller’s Knowledge, threatened in writing any action or other formal claim or investigation against Seller for any actual or alleged violation of any Employee Plan or for violation of any right or obligation under any Employee Plan.

Taxes

.

(a)Except as set forth on Section 4.15(a) of the Seller Disclosure Schedules, Seller (i) has timely filed (taking into account any valid extensions) all income and other material Tax Returns required to be filed with respect to the Business and Purchased Assets and all such Tax Returns are true, correct and complete in all material respects and (ii) has timely paid all income and other material Taxes with respect to the Business and the Purchased Assets (whether or not shown on such Tax Returns as owing), except for Taxes that are being contested by Seller in good faith by appropriate proceedings and for which adequate reserves have been made in accordance with IFRS. Seller is not currently the beneficiary of any extension of time within which to file any income or other material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.

(b)There is no Claim, audit, or examination currently in progress, pending or threatened in writing by any taxing authority in connection with any Tax related to the Purchased Assets or the Business. No written Claim has been made by a taxing authority in a jurisdiction where Seller does not file Tax Returns that Seller may be subject to taxation in that jurisdiction. None of the Purchased Assets is (i) “tax exempt use property” within the meaning of Section 168(h)(1) of the Code, (ii) “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code, (iii) “limited use property” within the meaning of Rev. Proc. 2001-28, (iv) subject to Section 168(g)(1)(A) of the Code or (v) subject to any provision of state, local or foreign Law comparable to any of the provisions listed herein.

(c)To Seller’s Knowledge, Seller has conducted all aspects of the Business in all material respects in accordance with the terms and conditions of all Tax abatements. With respect to any Tax exemptions and Tax concessions that were provided by any relevant taxing authority with respect to the Business or the Purchased Assets, to Seller’s Knowledge, no default of such terms and conditions has been alleged by any taxing authority, and no default, recapture, or other payments are owing pursuant to such terms and conditions.

(d)Except for certain representations related to Taxes in Section 4.14, the representations and warranties set forth in this Section 4.15 are Seller’s sole and exclusive representations and warranties regarding Tax matters.

Performance Bonds

.  Section 4.16 of the Seller Disclosure Schedules sets forth each performance bond, surety agreement, letter of credit or similar instruments issued to provide a counterparty with assurances as to the other party’s obligations (a “Performance Bond”) to the extent that it is required to be maintained by the terms of an agreement to be disclosed pursuant to Section 4.06 or a Permit.

Brokers

. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by Buyer or its Affiliates in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Interests of Affiliates

.  No Affiliate of Seller has any right, title or interest in any properties or assets of any kind or character (whether real, personal or mixed, tangible or intangible, contingent or otherwise) included in the Purchased Assets, other than the Affiliate Assets and Liabilities.

Reserves

.  Seller has made available to Buyer true, correct and complete copies of each engineering or geological report, survey or other study prepared by, on behalf of, or at the direction of, Seller (or any of its Affiliates) since January 1, 2016 analyzing or otherwise relating to the reserves of aggregates, limestone, shale, clay and other raw materials available at any of the Real Property.

Solvency

.  Seller is solvent, is able to pay its debts as they become due, has capital sufficient to carry on its business as presently conducted and proposed to be conducted,

and owns property and assets which have both a fair value and a fair saleable value in excess of the amount required to pay its debts as they become due.  Seller will not be rendered insolvent by the transactions contemplated by this Agreement, and following the consummation of the transactions contemplated hereby, Seller will be able to pay its debts as they become due, will have capital sufficient to carry on its business as then conducted and proposed to be conducted, and will own property and assets which have a fair value and a fair saleable value in excess of the amount required to pay its debts as they become due.

Customers and Suppliers

.

(a)Section 4.21(a) of the Seller Disclosure Schedules lists (i) the ten (10) largest customers of the Business during the period commencing on October 1, 2018 and ending on September 30, 2019 based on and listing the net sales of Seller’s products sold to such customer that were supplied or delivered by the Business (the “Key Customers”).

(b)Section 4.21(b) of the Seller Disclosure Schedules lists the ten largest suppliers of the Business during the period commencing on October 1, 2018 and ending on September 30, 2019 based on and listing the dollar amounts paid by Seller to such suppliers for products and services supplied to the Business (the “Key Suppliers”).

(c)To Seller’s Knowledge, since January 1, 2019, to the date hereof, none of the Key Customers or Key Suppliers has notified Seller in writing that it intends to (i) cease or materially decrease purchasing from or selling to the Business or (ii) materially modify the terms on which it sells to or purchases from the Business (including any material changes in pricing or terms) as compared to past practices.  Except as set forth on Section 4.21(c) of the Seller Disclosure Schedules, as of the date hereof, there is no pending or, to Seller’s Knowledge, threatened material dispute or controversy between Seller and any Key Supplier or Key Customer.

DISCLAIMERS

. EXCEPT AS EXPRESSLY SET FORTH IN (A) THE FOREGOING REPRESENTATIONS AND WARRANTIES IN THIS Article IV (WHICH ARE SUBJECT TO THE DISCLOSURES SET FORTH IN THE SCHEDULES) OR (B) THE AFFILIATE CONVEYANCE AGREEMENTS, NEITHER SELLER NOR ANY OF ITS AFFILIATES, NOR ANY REPRESENTATIVE OF ANY OF THEM, HAS MADE ANY REPRESENTATION OR WARRANTY WHATSOEVER AS TO THE PURCHASED ASSETS, THE ASSUMED LIABILITIES, THE AFFILIATE ASSETS AND LIABILITIES OR ANY ASPECT OF THE BUSINESS, OR THE LIABILITIES, OBLIGATIONS, BUSINESS, RESULTS OF OPERATIONS OR ANY OTHER ASPECT OF, OR RELATED TO, THE PURCHASED ASSETS, THE ASSUMED LIABILITIES, OR ANY ASPECT OF THE BUSINESS. WITHOUT LIMITING ANY OF THE FOREGOING, EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THE FOREGOING SECTIONS OF THIS Article IV OR IN THE AFFILIATE CONVEYANCE AGREEMENTS:  (I) SELLER DISCLAIMS ALL OTHER REPRESENTATIONS, WARRANTIES AND GUARANTEES, WHETHER EXPRESS OR IMPLIED, INCLUDING IN THIS DISCLAIMER ANY STATEMENT, MATERIALS, PROJECTION OR OTHER INFORMATION WHATSOEVER RELATING TO ANY ASPECT OF THE PURCHASED ASSETS, THE ASSUMED LIABILITIES, THE AFFILIATE ASSETS AND LIABILITIES OR ANY ASPECT OF THE BUSINESS, OR THAT WAS MADE OR

PROVIDED BY OR OTHERWISE OBTAINED FROM (WHETHER THROUGH A DATA ROOM, A MANAGEMENT PRESENTATION, DUE DILIGENCE DISCUSSIONS, EMPLOYEE INTERVIEWS OR OTHERWISE) SELLER, OR ANY OF ITS AFFILIATES, OR ANY REPRESENTATIVE OF ANY OF THEM, TO OR BY BUYER OR ANY OF ITS AFFILIATES, OR ANY REPRESENTATIVE OF ANY OF THEM, OR ANY OTHER PERSON; AND (II) THE PURCHASED ASSETS, ASSUMED LIABILITIES, THE AFFILIATE ASSETS AND LIABILITIES AND ALL PROPERTY CONVEYED PURSUANT TO THIS AGREEMENT (WHETHER DIRECTLY OR INDIRECTLY) AND/OR THE OTHER TRANSACTION DOCUMENTS DELIVERED AT CLOSING BY SELLER AND ITS AFFILIATES ARE CONVEYED ON AN “AS IS” AND “WHERE IS/WHERE AS” AND “WITH ALL FAULTS” BASIS AND WITHOUT ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WHATSOEVER, INCLUDING IN THIS EXCLUSION ALL REPRESENTATIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OPERABILITY, CAPACITY OR CONDITION.

Article V
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Buyer Disclosure Schedules, Buyer represents and warrants as of the date of this Agreement as follows:

Organization and Authority of Buyer

. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware.

Authority of Buyer

.  Buyer has all necessary entity power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is or will be a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the Transactions have been duly authorized by all requisite entity action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

No Conflicts; Consents

. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is or will be a party, and the consummation of the Transactions, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation, by-laws or similar governing documents of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, or constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, except in the cases of clauses (b) or (c), where the violation, breach, conflict, default or failure to give notice would not have a material effect on Buyer’s ability to consummate the transactions contemplated hereby.  No consent, approval, Permit, Governmental Order, declaration or filing or registration with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act and as set forth in Section 5.03 of the Buyer Disclosure Schedules and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, if not obtained, would not, individually or in the aggregate, have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby and thereby.

Brokers

. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by Seller or its Affiliates in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Financing

.  Buyer has delivered to Seller true, complete and fully executed copies of (a) a commitment letter (including all exhibits, schedules and annexes thereto, the “Commitment Letter”), and (b) a fee letter (the “Fee Letter”), in each case, dated on or prior to the date of this Agreement, between Buyer and the Financing Sources party thereto (the financing contemplated by the Commitment Letter and the Fee Letter, the “Financing”) (provided that the amount of fees, flex provisions, pricing terms, pricing caps and other economic terms set forth in any fee letter may be redacted (and none of the redacted provisions affect the availability of or reduce the aggregate principal amount of the Financing under the Financing Documents)) (collectively, the Commitment Letter and the Fee Letter, the “Financing Documents”).  As of the date hereof, assuming the funding of the Financing on the Closing Date and the satisfaction of the conditions set forth in Article VII, the proceeds of the Financing, when funded in accordance with the Financing Documents, together with other funds available to Buyer will be, in the aggregate, sufficient for Buyer to have the necessary cash resources to pay the Purchase Price and meet all of Buyer’s financial obligations under this Agreement and the other Transaction Documents (collectively, the “Required Amount”).  As of the date of this Agreement and other than as disclosed in the Commitment Letter, there are no, and there are not contemplated to be, any side letters or other legally binding agreements, contracts or arrangements that would reasonably be expected to affect (i) the conditions precedent to the funding of the Financing in an amount necessary to satisfy the Required Amount or (ii) any reduction in the aggregate principal amount of the Financing below an amount necessary to satisfy the Required Amount. As of the date of this Agreement, none of the Financing Documents have been amended, restated or otherwise modified or waived, and the respective commitments contained therein have not been withdrawn, rescinded, amended, restated or otherwise modified in any material respect, in each case, by Buyer, or to the knowledge of Buyer, any other party thereto in any respect.  As of the date of this Agreement, each of the Financing Documents is in full force and effect and constitutes the legal, valid and binding obligations of Buyer, and to the knowledge of Buyer, each of the other parties thereto, and enforceable against Buyer, and, to the knowledge of Buyer, each of the other parties thereto, in accordance with its terms (in each case, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  As of the date of this Agreement, assuming the satisfaction of the conditions set forth in Article VII (A) no event has occurred which would reasonably be expected to constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default) or prevent any of the conditions to the Financing from being satisfied, in each case on the part of Buyer, or, to the knowledge of Buyer, any other parties thereto, under the Financing Documents and (B) Buyer does not have any reason to believe that (x) any of the conditions to the Financing will not be satisfied, or (y) the Financing in an amount necessary to satisfy the Required Amount will not be available to Buyer at Closing. Buyer has fully paid, or caused to be fully paid, all commitment fees and other fees to the extent required to be paid on or prior to the date of this Agreement in connection with the Financing.  Notwithstanding anything in this Agreement to the contrary, Buyer acknowledges and agrees that the obtaining of the Financing is not a condition to Closing or the consummation of the Transaction.  Notwithstanding anything to the contrary in this Agreement, Seller expressly agrees that a breach of this representation and warranty shall not result in a failure of a condition precedent set forth in Section 7.03 if, notwithstanding such breach, Buyer is willing and able to consummate the transactions contemplated hereby on the terms otherwise contemplated hereby on the Closing Date.

Solvency

. Assuming that (a) the most recent Business Financial Statements present fairly in all material respects the financial condition of the Seller as at the end of the periods covered thereby and the results of operations of the Seller for the periods covered thereby in accordance with GAAP,  and (b) the consummation of the Financing on the terms set forth in the Commitment Letter, then, immediately after giving effect to the transactions contemplated hereby, Buyer shall be, on a consolidated basis, solvent and shall: (x) be able to pay its debts as they become due; (y) own property that has a present fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (z) have adequate capital to carry on its business.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or Seller. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Legal Proceedings

. As of the date hereof, there are no Actions, suits, Claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Independent Investigation

. Buyer has conducted its own independent investigation, review and analysis of the Business, the Purchased Assets and the Affiliate Assets and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article IV of this Agreement (including related portions of the Seller Disclosure Schedules) or the Affiliate Conveyance Agreements; and (b) neither Seller nor any other Person has made any representation or warranty (i) as to Seller, the Business, the Affiliate Assets and Liabilities, the Purchased Assets, the Assumed Liabilities, this Agreement or the other Transaction Documents (including any conveyances of assets and liabilities in connection therewith) except as expressly set forth in Article IV of this Agreement (including the related portions of the Seller Disclosure Schedules) and the Affiliate Conveyance Agreements, or (ii) as to the accuracy, completeness or other characteristics of any statement, memoranda, projections, estimates, budgets, summaries or other information whatsoever relating to any aspect of the Purchased Assets, the Assumed Liabilities, the Affiliate Assets and Liabilities, the Business, or the Facilities or its operations or of Seller that was made, provided or otherwise made available by Seller, by any of its Affiliates, or by any Representative of any of them (whether pursuant to offering materials, a management presentation, a “data room,” due diligence discussions, or employee interviews or in connection with access to Seller’s records, premises and employees) to (or otherwise obtained by) Buyer or any of its Affiliates or any Representative of any of them.

Article VI
COVENANTS

Conduct of Business Prior to the Closing

. From the date of this Agreement until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), with respect to the Business and Purchased Assets, Seller shall (a) conduct the Business in the ordinary course of business consistent with past practice; (b) use commercially reasonable efforts to maintain and preserve intact its current business organization and operations, and to preserve the rights, goodwill and relationships of its Business Employees, customers, suppliers, regulators and others having relationships with the Business; (c) use, operate, maintain and repair the Facilities in the ordinary course of business consistent with past practice; (d) maintain the books and records of Seller relating to the Business in the ordinary course of business consistent with past practice; (e) pay, discharge and satisfy all material Claims, accounts payable, liabilities or obligations of Seller relating to the Business in the ordinary course of business consistent with past practice; (f) not enter into any Contract relating to the Business with a term in excess of thirty (30) months and providing for annual payments thereunder in excess of $1,000,000 (a “Significant Contract”), or amend, modify or change any Material Contract, other than entering into new Contracts (other than Significant Contracts) with suppliers for the purchase of raw materials, products and supplies and new Contracts (other than Significant Contracts) with customers for the sale of Inventory, in each case in the ordinary course of business; (g) not obtain any material rulings or make, change or revoke any material elections with respect to Taxes, or enter into any material agreements with any taxing authority related to the Business or the Purchased Assets; or (h) not take any action which, if taken immediately prior to the execution of this Agreement, would constitute or result in a breach or violation of the representations and warranties of Seller set forth in Section 4.05 if not disclosed in the Seller Disclosure Schedules.

For the avoidance of doubt, nothing contained in this Agreement shall be construed to give Buyer, directly or indirectly, rights to control or direct the Business’ operations prior to Closing.  Prior to Closing, Seller shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision of the operations of the Business.

Access to Information

. From the date of this Agreement until the Closing, Seller shall (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, Books and Records, Assigned Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller’s personnel and in such a manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Seller. All requests by Buyer for access pursuant to this Section 6.02 shall be submitted or directed exclusively to John Heffernan or such other individuals as Seller may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Buyer if it is reasonably foreseeable that such disclosure would, in Seller’s reasonable judgment: (x) cause significant competitive harm to Seller and its businesses, including the Business, if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of Seller, which shall not be unreasonably withheld, Buyer shall not contact any suppliers to, or customers of, the Business in connection with the transactions contemplated hereby, and Buyer shall have no right to perform invasive or subsurface investigations of the Real Property.  Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.02.

Notification of Certain Matters; Supplement to Seller Disclosure Schedules

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(a)Seller shall give prompt notice to Buyer of (i) any matter hereafter arising or discovered which, if existing or known at the date of the Agreement, would have been required to be set forth or described in the Seller Disclosure Schedules, (ii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which is reasonably expected to cause any representation or warranty of Seller contained in Article IV to be untrue or inaccurate at or prior to the Closing, (iii) any failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Seller hereunder, (iv) any notice or other communication from any Person alleging that any consent, approval or authorization of such Person is or may be required in connection with the transactions contemplated by this Agreement, or (v) the commencement of any Action by a Governmental Authority or other Person that could reasonably be expected to affect the transactions contemplated hereby in any material respect; provided, however, that any such notice shall in any event be delivered to Buyer no later than three Business Days prior to the Closing Date.  In addition, Seller shall promptly provide written notice to Buyer if any Key Customer or Key Supplier or any other lessor, licensor, licensee, distributor, contractor or other Person having a material business relationship with Seller relating to the Business informs Seller or any member of the management of Seller orally or in writing that such Person intends to terminate or alter in any material respect such relationship, whether as a result of the transactions contemplated by this Agreement or otherwise.

(b)From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Seller Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date of this Agreement (each a “Schedule Supplement”).  Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of determining whether or not the conditions set forth in Section 7.02(a) have been satisfied and for purposes of the indemnification provisions of Article VIII.  Notwithstanding the foregoing, (i) if the Seller Disclosure Schedules are supplemented after the date hereof to reflect any matter (A) that first arises after the date of this Agreement and, if existing on the date of this Agreement, would have been required to be set forth in the Seller Disclosure Schedules in order for the representations and warranties of Seller to be true and correct and (B) that does not arise, in whole or in substantial part, from a breach by Seller of any of its covenants or agreements set forth in this Agreement, (ii) if Seller acknowledges in writing to Buyer when such supplement or amendment is delivered to Buyer that the matter disclosed in such supplement or amendment would cause any of the conditions to the obligations of Buyer to not be fulfilled at the Closing, and (iii) Buyer nonetheless elects to proceed with the Closing of the transactions contemplated by this Agreement, then, unless otherwise agreed in writing by the parties, such supplement or amendment shall be deemed to have qualified, as applicable, the representations and warranties made as of the Closing Date by Seller pursuant to Article IV for purposes of determining any indemnification rights of Buyer under this Agreement.

Certain Employees Matters

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(a)Employee Information. Seller has previously provided or made available to Buyer, as of the date hereof, (i) a list of all Business Employees, (ii) each Business Employee’s rate of base salary or hourly wage compensation, total annual compensation (including incentive and similar compensation), title, job location, beginning service date, period of service recognized by each Employee Plan (if applicable), vacation entitlement and target bonus opportunity and (iii) whether a Business Employee is on active status or on leave of absence, whether short-term, family, paternity, short-term disability, paid, unpaid or other leave, and projected return date, if any. Prior to the Closing Date, Seller shall provide Buyer with written updates to such information to reflect new hires and terminations of employment of Business Employees between the date hereof and the fifth (5) Business Day prior to the Closing Date.  Following the execution of this Agreement, Seller shall not transfer any Business Employee to a position unrelated to the Business.

(b)Offers of Employment. Prior to the Closing Date, Buyer shall make offers of employment in writing for employment with Buyer commencing on the applicable Employee Transfer Date and otherwise on the terms and conditions set forth in this Section 6.04 to (i) each of the Must-Offer Employees and (ii) those May-Offer Employees as Buyer shall deem appropriate.  Prior to the Closing Date, Seller shall take reasonable efforts to have the May-Offer Employees available to interview for employment with Buyer.  Each Business Employee shall have at least five (5) Business Days from the date of the offer of employment to accept the offer.  Except for the May-Offer Employees, Seller shall not induce or otherwise attempt to influence any such Business Employee to not accept his or her offer of employment from Buyer. Each Business Employee who accepts Buyer’s offer of employment and satisfies Buyer’s standard hiring policies shall be hired by Buyer as of the applicable Employee Transfer Date, it being understood that such Business Employee will thereafter become an employee of Buyer (such Business Employees to collectively be referred to as the “Hired Employees”). In respect of any Business Employee who is (i) absent from work due to short- or long-term disability or an authorized leave of absence and

(ii) returns to work within ninety (90) days following the Closing Date or such later period as the Business Employee has the right to return to work under applicable Law and satisfies Buyer’s standard hiring policies (any such Business Employee, a “Leave Employee”), Buyer’s offer of employment to the Leave Employee shall provide for employment effective as of the date on which such Leave Employee returns to work and, if such Leave Employee accepts Buyer’s offer of employment and commences employment with Buyer, such Leave Employee shall be considered a Hired Employee under this Agreement effective as of his or her Employee Transfer Date. For purposes of this Agreement, the “Employee Transfer Date” shall be (A) for Hired Employees other than the Leave Employees, the Closing, and (B) for Leave Employees, 12:01 A.M. local time on the date on which such Leave Employee’s period of absence expires and such Leave Employee returns to active employment. Any Business Employee that declines Buyer’s offer of employment (or fails to timely respond to such offer), fails to satisfy Buyer’s standard hiring policies, or, in the case of a Leave Employee, does not timely return from such employee’s absences or leave as provided above, shall not be a Hired Employee.

(c)Benefits for Hired Employees.  During the period beginning on the Closing Date and ending on the twelfth (12th) full calendar month after the Closing Date, Buyer will provide to each Hired Employee (excluding those who have quit or have been terminated) compensation and employee benefits that, with respect to each such Hired Employee, are no less favorable in the aggregate than the compensation and benefits provided to similarly situated employees of Buyer and its Affiliates; provided, however, that the compensation and benefits of the Hired Employees who were covered by the Applicable CBA shall be as set out in the Applicable CBA if assumed or, if not assumed, the collective bargaining agreement entered into by Buyer or Buyer’s Affiliate with the applicable bargaining unit covering such Hired Employee’s employment until such collective bargaining agreement’s expiration, modification or termination in accordance with its terms or applicable Law.  Without limiting the foregoing, the vacation and other paid time off provided to each Hired Employee will include his or her accrued but unpaid vacation and other paid time off that are assumed by Buyer as Assumed Liabilities pursuant to Section 2.03.  Following the Closing Date, Buyer shall credit each Hired Employee with his or her accrued but unpaid vacation and other paid time off benefits as of the Closing Date for use by such employee in accordance with Buyer’s policies in respect thereof.

(d)Severance Payments.  Buyer or Buyer’s Affiliate will provide each Hired Employee who incurs a termination of employment during the period beginning on the Closing Date and ending on the twelfth (12th) full calendar month after the Closing Date with severance payments and severance benefits that are no less favorable than the greater of (i) the severance payments and severance benefits to which such Hired Employee would have been entitled with respect to such termination under the severance policies of Seller as in effect immediately before the Closing Date and (ii) the severance payments and severance benefits to which a similarly situated employee of Buyer and its Affiliates would have been entitled with respect to such termination under the severance policies of Buyer or its Affiliates.

(e)Service Credit.  Buyer will give each Hired Employee full credit for such Hired Employee’s service with Seller and its Affiliates for purposes of eligibility, vesting, and determination of the amount and level of benefits (except for purposes of benefit accruals under defined benefit pension plans) pursuant to any benefit plans made generally available to employees or officers or any class or level of employees or officers maintained by Buyer or any of its Affiliates in which a Hired Employee participates to the same extent recognized by Seller immediately before the Closing Date; provided, however, that such service is not to be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

(f)Welfare Benefits.  Effective as of the Closing, the Hired Employees shall cease to participate in Seller’s welfare benefit plans and commence participation in Buyer’s (or an Affiliate of Buyer’s) welfare benefit plans. Buyer will (i) waive any preexisting condition limitations otherwise applicable to Hired Employees, their spouses and their eligible dependents under any plan of Buyer or any Affiliate of Buyer that provides health and welfare benefits in which Hired Employees, their spouses and their eligible dependents may be eligible to participate on or after the Closing Date, except for any limitations that were in effect with respect to such Employees as of the Closing under the analogous plan of Seller, (ii) credit any deductible, co-payment and out-of-pocket maximums incurred by the Hired Employees and their eligible dependents under the health and other plans in which they participated immediately before the Closing Date during the portion of the calendar year before the Closing Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Buyer or any of its Affiliates in which they are eligible to participate on or after the Closing Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred, and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Hired Employee and his or her eligible dependents on or after the Closing Date, in each case to the extent such Hired Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous plan of Seller before the Closing Date.

(g)401(k) Plan.  Effective as of the Closing Date, Buyer will maintain or designate a defined contribution plan and related trust intended to be qualified or exempt under Section 401(a), 401(k) and 501(a) of the Code (the “Buyer 401(k) Plan”).  Effective as of the Closing, the Hired Employees shall cease to participate in the Seller 401(k) Plan, and commence participation in the Buyer 401(k) Plan.  Seller and Buyer will take all action necessary or appropriate to allow Hired Employees to rollover their account balances (including any outstanding loan balances) from the Seller 401(k) Plan to the Buyer 401(k) Plan in a direct rollover.

(h)Health and Dependent Flex Account Transfer.  Effective as of the Closing Date, Buyer will, as to the Hired Employees that have in effect flexible spending reimbursement accounts for medical and dependent care expenses under a cafeteria plan qualified under Section 125 of the Code, maintain such a plan and will credit such accounts with the amount credited as of the Closing under comparable accounts maintained with Seller from the beginning of the plan year to the Closing Date.  As soon as practical after the Closing (i) Seller will pay to Buyer in cash the amount, if any, by which aggregate contributions made by Hired Employees to Seller’s flexible spending accounts for such plan year exceeded the aggregate benefits provided to Hired Employees for such plan year as of the Closing; or (ii) Buyer will pay to Seller in cash the amount, if any, by which aggregate benefits provided to Hired Employees under Seller’s flexible spending accounts exceeded the aggregate contributions made by Hired Employees for such plan year as of the Closing Date.

(i)COBRA Coverage.  Seller will provide for any required continuation coverage pursuant to Section 4980B of the Code (“COBRA Coverage”) for Business Employees with respect to any “qualifying event” (as defined in Section 4980B(f)(i) of the Code) that occurred before the Closing Date and Buyer will provide COBRA Coverage for the Hired Employees and their qualified beneficiaries with respect to qualifying events occurring on or after the Closing Date.

(j)Actions by Affiliates.  All obligations undertaken by Buyer or Seller under this Section 6.04 may be satisfied in whole or in part by an Affiliate of such person.

(k)Cooperation; Employee and Plan Information.  Seller and Buyer each will, and each will cause its Affiliates as necessary to, cooperate (i) in carrying out the provisions of this Section 6.04 (including working with third-party administrators and insurance carriers and making available to the other such records and other information as the other may reasonably request to facilitate the determination of the period of service and salary of any Hired Employee with Seller or an Affiliate) and (ii) in the preparation, execution and filing of documents required by the transfer of assets and liabilities pursuant to this Section 6.04.

(l)WARN Act.  Seller will be responsible for any action prior to or at Closing and Buyer will be responsible for any action after Closing that results in a “mass layoff” or “plant closing” under the Workers Adjustment and Retraining Notification Act or any similar state or local applicable Law (collectively, the “WARN Act”), including any action required as a result of “employment losses” (as defined under the WARN Act) occurring in part before the Closing Date.

(m)Annual Bonus.  Notwithstanding anything to the contrary contained herein, Seller shall pay each bonus-eligible Hired Employee a pro rata portion of such employee’s annual incentive bonus for service through the Closing Date, based on such employee’s target bonus for the year in which the Closing Date occurs, in accordance with Seller’s applicable bonus programs.

(n)Third Party Beneficiaries.  The parties do not intend for this Section 6.04 or any other term or provision of this Agreement to create any rights or obligations as between Buyer and Seller, and no past, present, or future employee (or their family members) of Buyer or Seller will be treated as a third party beneficiary of this Agreement.

(o)No Amendment to Employee Plans.  No provision in this Agreement shall modify or amend any other agreement, plan, program or document unless this Agreement explicitly states that the provision “amends” that other agreement, plan, program or document. If a party not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to another agreement, plan, program or document, and that provision is construed to be such an amendment despite not being explicitly designated as an amendment in this Agreement, that provision shall lapse retroactively, thereby precluding it from having any amendatory effect.

Confidentiality

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(a)Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees, following the Closing, to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement relating to the Excluded Assets and Excluded Liabilities. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.05 shall nonetheless continue in full force and effect.  After the Closing, Buyer shall promptly return to Seller all documents and information concerning the Excluded Assets or Excluded Liabilities furnished by Seller or any of its Affiliates, agents, employees or Representatives (including all copies, if any).  Seller hereby acknowledges that, by reason of its ownership and operation of the Business, it has acquired, and may acquire after the date hereof pursuant to this Agreement or in connection with the transactions and arrangements contemplated hereby, confidential or proprietary information relating to the affairs, operations, assets, liabilities, personnel, results of operations and financial condition of the Business (“Business Confidential Information”), and that Buyer would be irreparably damaged if at any time after the Closing any Business Confidential Information possessed by Seller or any of its Affiliates, officers, directors, employees, representatives or agents were disclosed to or used by any Person other than Buyer or its Affiliates.  From and after the Closing, Seller covenants and agrees that it shall not, and shall not permit its Affiliates to, and that it shall use reasonable efforts to cause its officers, directors, employees, representatives and agents not to, use or disclose any such Business Confidential Information without the prior written consent of Buyer, except in the performance of the terms of Transaction Documents, in the enforcement of its rights under the Transaction Documents or with the prior written consent of Buyer.

(b)For purposes of this Agreement, Business Confidential Information shall not include any information that Seller can demonstrate is or becomes publicly available through no wrongful act or breach of obligation of confidentiality by Seller.  In the event that Seller or any of its Representatives is required by Law or Governmental Order to produce any Business Confidential Information or any other information concerning the Business, such production shall not be a violation of this Agreement and Seller and its Representatives shall, to the extent legally permissible, (i) notify Buyer in writing as soon as practicable to permit Buyer a reasonable amount of time to seek an appropriate protective order or other remedy (in which case Seller will cooperate with Buyer, at Buyer’s cost, to the extent as Buyer may reasonably request), (ii) cooperate with Buyer, at Buyer’s cost, to preserve the confidentiality of such Business Confidential Information consistent with applicable Law, and (iii) use its reasonable efforts to limit any such disclosure to the minimum disclosure necessary to comply with such Law or Governmental Order.  Notwithstanding anything to the contrary herein, the obligations of Buyer and its Affiliates pursuant to the Confidentiality Agreement or any other confidentiality or non-disclosure agreement with Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, in respect of any Business Confidential Information shall terminate as of the Closing and cease to be of any further force or effect.

Governmental Approvals and Consents; Consent Decree, Consent Order and Board Order

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(a)Each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. If required by the HSR Act and if the appropriate filing pursuant to the HSR Act has not been filed prior to the date of this Agreement, each party hereto agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within ten (10) Business Days after the date of this Agreement, unless otherwise mutually agreed upon by the parties, and to supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act.

(b)Without limiting the generality of the parties’ undertakings pursuant to this Section 6.06, each of the parties agrees to use all reasonable best efforts to (i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any other Transaction Document; (ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any other Transaction Document; and (iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any other Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(c)All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or Buyer with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing competitively sensitive information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(d)Without limiting the obligations of Buyer pursuant to Section 6.06(e), Section 6.06(f) and Section 6.06(g), Seller and Buyer shall use their reasonable best efforts to give all notices to, and obtain all approvals and consents from, all third parties that are described in Section 4.03 of the Seller Disclosure Schedules and Section 5.03 of the Buyer Disclosure Schedules; provided, however, that neither Seller nor Buyer shall be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

(e)Buyer acknowledges that Seller has provided a copy of the Consent Order to Buyer prior to the date of this Agreement.  Buyer agrees (i) to undertake all of the obligations of Seller under, and comply with and be bound by the terms of, the Consent Order, in each case solely to the extent that such obligations relate to and are required to be performed during periods after the Closing and (ii) to use commercially reasonable efforts to cause the Consent Order to be assigned to Buyer, including  obtaining any necessary consents or approvals from Governmental Authorities. Upon the receipt of the requisite consents, Buyer agrees to accept assignment of and be substituted for Seller as Respondent (as defined in the Consent Order) under the Consent Order.  Prior to such assignment, Buyer and Seller shall cooperate to facilitate compliance with the terms of the Consent Order, including with respect to the provision of data, reports and notices required thereunder, whether relating to the operation of the Business prior to or after the Closing.

(f)Buyer acknowledges that Seller has provided a copy of the Consent Decree to Buyer prior to the date of this Agreement.  Buyer agrees from and as of the Closing, to (i) undertake all of the obligations of Seller under, and comply with and be bound by the terms of, the Consent Decree, in each case solely the extent such obligations relate to and are required to be performed during periods after the Closing, (ii) provide the United States (as defined in the Consent Decree) and any applicable State Agency Settlor (as defined in the Consent Decree) with information sufficient to demonstrate that Buyer has the technical and financial means to comply with the obligations of the Consent Decree, as required by subsection (b) of Paragraph 4 of the Consent Decree, and (iii) use commercially reasonable efforts to obtain the consent of the United States and any applicable State Agency Settlor to substitute Buyer for Seller under the Consent Decree, and to obtain the approval of the court with respect to such substitution and modification, as required by subsections (c) and (d) of Paragraph 4 of the Consent Decree.  Upon the receipt of the requisite consents (as defined in the Consent Decree), Buyer agrees to be substituted for Seller as a Defendant (as defined in the Consent Decree) under the Consent Decree.  Prior to such substitution, Buyer and Seller shall cooperate to facilitate compliance with the terms of the Consent Decree, including with respect to the provision of data, reports and notices required thereunder, whether relating to the operation of the Business prior to or after the Closing.

(g)Buyer acknowledges that Seller has provided a copy of the Board Order (as in effect on the date hereof) to Buyer prior to the date of this Agreement.  In addition, if any amendments are proposed to be made to the Board Order after the date of this Agreement, Seller shall provide a copy of such proposed amendments to Buyer, shall give Buyer a reasonable opportunity to comment on such proposed amendments and shall endeavor in good faith to incorporate therein such reasonable changes as may be proposed by Buyer. Buyer agrees to (i) to undertake all of the obligations of Seller under, and comply with and be bound by the terms of, the Board Order, in each case solely to the extent  such obligations relate to and are required to be performed during periods after the Closing and (ii) to use commercially reasonable efforts to cause the Board Order to be assigned to Buyer, including obtaining any consents or approvals from Governmental Authorities. Upon the receipt of the requisite consents, Buyer agrees to accept assignment of and be substituted for Seller as a party to the Board Order.  Prior to such assignment, Buyer and Seller shall cooperate to facilitate compliance with the terms of the Board Order, including with respect to the provision of data, reports and notices required thereunder, whether relating to the operation of the Business prior to or after the Closing.

Books and Records

.

(a)In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, or such longer period as required by the Consent Decree, the Consent Order and the Board Order, to the extent applicable, Buyer shall:

(i)retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii)upon reasonable notice, afford Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b)In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Seller shall:

(i)retain the Retained Books and Records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii)upon reasonable notice, afford Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such Retained Books and Records.

(c)Neither Buyer nor Seller shall be obligated to provide the other party with access to any Books and Records or Retained Books and Records, as applicable, (including personnel files) pursuant to this Section 6.07 where such access would jeopardize any attorney-client privilege or violate or contravene any Law or binding agreement entered into prior to the date of this Agreement.

Closing Conditions

. From the date of this Agreement until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the Closing conditions set forth in Article VII hereof.

Public Announcements

. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated by this Agreement or the other Transaction Documents, and no party hereto shall make any such news release or public disclosure without first consulting with the other party hereto.

Bulk Sales Laws

.  Without admitting the applicability of the bulk transfer Laws of any jurisdiction, the parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to (a) the sale of any or all of the Purchased Assets or (b) the conveyances of any or all of the Affiliate Assets to Buyer.

Tax Matters

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(a)All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) (collectively, “Transfer Taxes”) shall be borne one-half (50%) by each of Buyer and Seller. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).  On or prior to the Closing Date, Buyer shall deliver to Seller Kentucky, Ohio, Indiana,

Pennsylvania and West Virginia exemption or resale certificates (as required by applicable state Tax Law) with respect to any items of the Inventory, the transfer of which will be exempt from or excluded from sales, use, or similar Tax pursuant to applicable state Tax Law because Buyer will resell such items.  Additionally, the parties shall reasonably cooperate with each other in obtaining any available exemptions from or reductions in any such Transfer Taxes.

(b)Any Tax liability attributable to a taxable period that begins before the Closing Date and ends after the Closing Date (a “Straddle Period”) shall be apportioned between the portion of such period ending on or prior to the Closing Date and the portion beginning after the Closing Date (i) in the case of any income Taxes, sales or use Taxes, value-added Taxes, employment Taxes, withholding Taxes, and any Tax based on or measured by income, on a closing of the books basis, and (ii) in the case of property, ad valorem and any other Taxes not described in clause (i), by apportioning such Taxes on a per diem basis.

Further Assurances

. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions and the other Transaction Documents. Following the date of this Agreement and on or prior to Closing, each of the parties hereto shall, and shall cause their applicable Affiliates to, execute and deliver the other Transaction Documents if and when required pursuant to the terms of this Agreement.

Accounts Receivable; Receipts and Disbursements; Mail

.  In the event that Buyer receives any payments after the Closing relating to any Business Accounts Receivable, including intracompany receivables, that accrued prior to the Closing, such payments shall be the property of, and shall be forwarded and remitted to Seller on a bi-monthly basis.  If Buyer receives any mail or other communication that does not relate to (a) Buyer’s active vendors or suppliers for the Purchased Assets, the Affiliate Assets or the Business or (b) the Purchased Assets, the Affiliate Assets or post-Closing aspects of the Business, then Buyer shall forward it to Seller within five (5) Business Days after receipt.  In the event that Seller receives any payments after the Closing relating to any accounts receivable or other amounts that accrued on or following the Closing, such payments shall be the property of, and shall be forwarded and remitted to Buyer on a bi-monthly basis.  If Seller receives any mail or other communication that relates to the Purchased Assets, the Affiliate Assets or post-Closing aspects of the Business, then Seller shall undertake to forward it to Buyer within five (5) Business Days after receipt.

Termination of Affiliate Agreements

. Except as set forth in the Transaction Documents and notwithstanding any other provision herein, as of the Closing, (a) all services, commitments or other arrangements provided by Seller or its Affiliates that existed pre-Closing for the benefit of the Business and (b) all services, commitments or other arrangements provided by the Business for the benefit of Seller or its Affiliates that existed pre-Closing for the benefit of Seller or such Affiliates shall cease.

Excluded Names

. To the extent any of the Excluded Names appear on any plants, buildings, signs, equipment or other structures that constitute Purchased Assets, Buyer shall, within forty-five (45) days after the Closing Date, remove or obliterate, or cause to be removed or obliterated, the Excluded Names from such plants, buildings, signs, equipment or other structures

(including on uniforms and motor vehicles).  Seller may remove, or cause to be removed, from the Real Property on or prior to the Closing all stationery, business forms, packaging, containers and other similar personal property on which any of the Excluded Names appear; provided, however, to the extent any such items are inadvertently left on the Real Property, Buyer shall not use any such items without first removing or obliterating, or causing to be removed or obliterated, the Excluded Names from such materials.  Buyer will not use any vehicles with any Excluded Name or related signage outside the Facilities (whether to deliver product or otherwise).  For the avoidance of doubt, except as set forth in this Section 6.15, neither Buyer nor any of its Affiliates shall have any rights to, and shall not use in any manner, the Excluded Names on or after the Closing.

Release of Seller Performance Support

. Buyer shall, at its sole cost and expense, use commercially reasonable efforts (and Seller will cooperate, at its sole cost and expense, as reasonably requested by Buyer and without charge) to (a) obtain with respect to all Performance Bonds and similar instruments issued with respect to Seller and its Affiliates in connection with the new performance bonds or other security with respect to Buyer’s acts or omissions on or after the Closing that are satisfactory to the beneficiary; and (b) cause Seller and each of its Affiliates to be released from post-Closing liabilities and obligations under all of the Performance Bonds and similar instruments issued with respect to Seller and its Affiliates and under any guarantees and similar instruments entered into in connection with them (collectively with the Performance Bonds and similar instruments referred to in clause (b) above, the “Seller Performance Support”).  Without limiting the foregoing, Buyer will make commercially reasonable financial accommodation, provide such security reasonably required by the issuer, and agree to any additional reasonable requirements of the issuer as a condition to obtaining such replacement and release of Seller Performance Support.  Buyer will pay and otherwise be responsible for any Losses in respect of post-Closing liabilities incurred or suffered by Seller or any of its Affiliates as a result of any Seller Performance Support not having been replaced and released as set forth above.  For avoidance of doubt, Buyer’s failure to comply with this Section 6.16 shall constitute a breach of a covenant for which Buyer will indemnify Seller in accordance with Article VIII.

Casualty Loss

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(a)If, between the date of this Agreement and the Closing, any improvements on any Real Property or Tangible Personal Property included in the Purchased Assets (other than Adjustable Inventory) is destroyed or damaged in whole or in part by fire, earthquake, flood, or other casualty (a “Casualty Loss”), Seller shall promptly notify Buyer thereof, and Seller and Buyer shall promptly jointly engage and retain an independent insurance adjuster (the “Insurance Adjuster”) to assess the extent of the Casualty Loss and promptly deliver a report (the “Casualty Loss Report”) to each of Seller and Buyer with its determination of the cost to repair and replace the Purchased Asset in accordance with industry practice (such amount, the “Casualty Amount”).

(b)If the Casualty Amount is determined by the Insurance Adjuster not to be in excess of $50,000,000, then Seller shall, at its option, either (i) expend an amount not in excess of the Casualty Amount to effect the repair of such damage or destruction (which repair may be completed following the Closing), or (ii) pay Buyer an amount in cash not greater than the Casualty Amount to effect the repair of such damage or destruction.

(c)If the Casualty Loss is determined by the Insurance Adjuster to exceed $50,000,000, then, unless within thirty (30) Business Days following the receipt by Seller of the Casualty Loss Report (“Election Period”) Seller agrees to either (i) expend an amount not in excess of the Casualty Amount to effect the repair of such damage or destruction (which repair may be completed following the Closing) or (ii) pay Buyer an amount in cash not greater than the Casualty Amount to effect the repair of such damage or destruction, Buyer shall have the right to terminate the Agreement during the ten (10) Business Day period following the end of the Election Period by providing written notice to Seller thereof.

(d)Each of Buyer and Seller will pay fifty percent (50%) of the Insurance Adjuster’s fees and expenses, but otherwise each party will pay its own costs and expenses of the insurance adjustment process of this Section 6.17.

Title and Survey Matters

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(a)Seller has provided title commitments from First American Title Insurance Company (“Title Insurer”) to issue an ALTA commitment for title insurance for each parcel of Owned Real Property and Leased Real Property with all ordinary and customary endorsements, including non-imputation endorsements (each, a “Title Commitment”).  Buyer shall have fifteen (15) days from the date of Buyer’s receipt of both a Title Commitment and Survey (as defined below) for a particular parcel of Owned Real Property or Leased Real Property, as applicable, to notify Seller in writing of any title exceptions listed in any Title Commitment or other matter disclosed by such Survey to which it objects (each a “Noted Exception”); provided that Buyer shall be deemed to have objected to, and the same shall be deemed Noted Exceptions, any monetary encumbrances.  Seller shall inform Buyer within fifteen (15) days from receipt of such notice if Seller will cure such Noted Exceptions or obtain an endorsement for additional title insurance or indemnification that satisfies such Noted Exception; provided that Seller shall reasonably cooperate with Buyer and Seller shall use commercially reasonable efforts  to remove all Noted Exceptions, obtain any additional endorsements, and/or update the Title Commitments.  However, if any Noted Exception cannot be removed, and the failure to remove the same does not constitute a Material Adverse Effect, such failure shall not be deemed to have a Material Adverse Effect that would cause the condition set forth in Section 7.02(e) not to be satisfied.  The parties agree that the fact that the Closing takes place without any Noted Exceptions being removed shall not impair or otherwise affect the rights to indemnification under Section 8.02 in respect of any Losses incurred by Buyer resulting from such title defect. Notwithstanding the foregoing, if all Noted Exceptions which have not been removed, insured by endorsement, or deemed accepted by Buyer, when taken as a whole, would result in a Material Adverse Effect, the condition set forth in Section 7.02(e) shall be deemed not to have been satisfied.  Buyer shall be responsible, at Closing, for all costs and expenses associated with the Title Commitments and title policies, including the costs of any search fees, professional fees, premiums, zoning reports, endorsements and updates.  With respect to any standard exceptions, Seller agrees to provide a customary owner’s affidavit required by the Title Insurer to, in conjunction with the delivery of the Survey, provide for so-called “extended coverage.”  In addition, Buyer and Seller agree to cooperate in good faith and use reasonable best efforts to cause the Title Insurer to remove any exception related to the ownership of mineral rights being vested in any Person other than Seller; provided, however, that the removal of any such exception shall not be a condition to Closing.

(b)Seller has commissioned and shall deliver to Buyer ALTA surveys of the Owned Real Property and Leased Real Property (each a “Survey”) prepared by FA Commercial Due Diligence Services Co (the “Surveyor”).  If necessary, as a result of removal of exceptions or update of any Title Commitment, Seller shall reasonably cooperate with Buyer to update and recertify any Survey.  Buyer and Seller shall each be responsible for 50% of all costs and expenses associated with the Surveys, including the costs of any updates and/or re-certifications, and Buyer shall reimburse Seller for Buyer’s portion of any amounts paid by Seller to Surveyor prior to the Closing with respect to the Surveys.

Buy-Out Equipment

.  Prior to the Closing, Buyer and Seller shall each use reasonable best efforts (at their own expense) to obtain all consents and approvals, of lessors of equipment that are included in the Purchased Assets and leased to Seller (including the Employee Vehicles), to the assignment of such equipment to Buyer at Closing (other than the equipment listed on Exhibit G, which shall be treated as Buy-Out Equipment for purposes of this Agreement and purchased by Buyer as provided in Section 2.10), and Seller shall cooperate with Buyer in obtaining such consents. If required consents are not able to be obtained with respect to a lease or leases prior to Closing, the equipment subject to such lease or leases shall, at Buyer’s option, (a) be treated as Buy-Out Equipment for purposes of this Agreement and purchased by Buyer as provided in Section 2.10 or (b) implement any other reasonable arrangement acceptable to Seller. The seeking and obtaining of consents by Buyer or Seller under such equipment leases shall be at the sole cost and expense of Buyer or Seller, respectively, and neither party shall be required to reimburse the other party for out-of-pocket costs and expenses incurred by such other party in connection therewith.

Financial Statements; Cooperation with Auditor

.  Commencing promptly after the date hereof, Seller shall use its reasonable best efforts to prepare and provide to Buyer the following financial statements, each of which will be prepared in accordance with GAAP and the applicable rules and regulations of the SEC:

(a)no later than 65 days after the Closing, unaudited interim financial statements of the Business (the “September 30 Interim Financial Statements”) consisting of (i) an unaudited balance sheet of the Business as of September 30, 2019 and (ii) unaudited statements of income, unaudited statements of changes in partner’s capital and  unaudited statements of cash flows of the Business for the nine-month periods ended September 30, 2019 and September 30, 2018, in each case including all footnotes thereto required for interim financial statements under GAAP and the applicable rules and regulations of the SEC;

(b)no later than March 31, 2020, audited financial statements of the Business consisting of (i) an audited balance sheet of the Business as of December 31, 2019 and (ii) an audited statement of income, an audited statement of changes in partners’ capital and an audited statement of cash flows of the Business for the fiscal year ended December 31, 2019, in each case including all footnotes thereto required under GAAP and the applicable rules of the SEC, accompanied by an unqualified report of the Auditor with respect thereto (the “2019 Annual Financial Statements”); and

(c)no later than March 31, 2020, unaudited quarterly statements of operations of the Business for each fiscal quarter within the fiscal year included in (i) the Audited Financial Statements relating to 2018 and (ii) the 2019 Annual Financial Statements.

In addition, Seller shall cooperate with and assist Buyer and the Auditor and provide them with such financial and other information and such assistance as may be required or as they may reasonably request to permit the Auditor to audit the 2019 Annual Financial Statements.  The information to be provided by Seller pursuant to this Section 6.20 shall include information relating to Seller’s day-to-day operations, and statements of revenue and expenses, general ledgers, balance sheets and statements of cash flow and such other financial information as reasonably requested by Buyer or Buyer’s auditor.  Buyer shall bear and be responsible for the payment of the fees and expenses of the Auditor in connection with the review or audit (as applicable) of the September 30 Interim Financial Statements and the 2019 Audited Financial Statements.

Financing

.

(a)Notwithstanding anything in this Agreement to the contrary, (i) Buyer acknowledges and agrees that the obtaining of the Financing is not a condition to Closing or the consummation of the Transactions, (ii) Seller expressly agrees that a breach of this Section 6.21 by Buyer shall not result in a failure of a condition precedent set forth in Section 7.03 if, notwithstanding such breach, Buyer is willing and able to consummate the transactions contemplated hereby on the terms otherwise contemplated hereby on the Closing Date and (iii) it is understood and agreed that the conditions set forth in Section 7.02(b), solely as applied to the Seller’s obligations under this Section 6.21, shall be deemed to be satisfied unless the Financing has not been obtained primarily as a result of the Seller’s willful breach of its obligations under this Section 6.21.

(b)From and after the date of this Agreement until the Closing, Buyer shall use reasonable best efforts to (i) satisfy on a timely basis or obtain the waiver of all conditions applicable to Buyer set forth in the Financing Documents that are within Buyer’s control, (ii) negotiate and enter into definitive agreements, if needed, with respect thereto on the terms and conditions contemplated by the Financing Documents (including any “market flex” provisions applicable thereto) in all material respects, (iii) maintain in full force and effect the Financing Documents in accordance with the terms thereof (subject to Buyer’s right to replace, restate, supplement, assign, substitute, waive, amend or otherwise modify the Financing Documents in accordance herewith), provided that such efforts shall not require any modification of, or waiver of any rights under, the Financing Documents, or any payment or concession that would not be required under the existing terms of the Financing Documents if the applicable Financing was consummated in accordance with its terms prior to the expiration of the applicable Financing Document and (iv) in the event all of the conditions to the Financing have been satisfied or waived, take such actions as are reasonably necessary to enforce its rights under the Financing Documents in the event of a breach by the Financing Sources party thereto.  Without limiting the generality of the foregoing, Buyer shall not permit any Specified Disposition (as defined in the Commitment Letter) to be consummated until the earliest of (x) the Drop Dead Date, (y) the termination of this Agreement or (z) the consummation of the Transactions. Buyer shall have the right from time to time to replace, restate, supplement, waive, amend or otherwise modify any of its rights under, the Financing Documents; provided that any such replacement, restatement, supplement, waiver, amendment  or other modification to or of any provision of the Financing Documents that amends the Financing shall not, without the prior written consent of Seller (such consent not to be unreasonably withheld, delayed or conditioned), (A) reduce the length the commitment period set forth in the Financing Documents, (B) reduce the aggregate amount of the Financing to an amount that, together with other funds available to Buyer, will be less than the Required Amount, (C) impose any new or additional conditions precedent to the Financing as set forth in the Commitment Letter or otherwise expand, amend, modify or waive any of the conditions to the Financing as set forth in the Commitment Letter in a manner that would reasonably be expected to delay or prevent the Closing, (D) materially adversely impact the ability of Buyer to enforce its rights against any other party to any Financing Documents or (E) otherwise materially adversely impact the likelihood of the consummation of the transactions contemplated hereby; provided however that, notwithstanding the foregoing, Buyer may replace, restate, supplement, assign, substitute waive, amend or otherwise modify the Financing Documents to (x) add lenders, lead arrangers, bookrunners, syndication agents, other agents or similar entities (or titles with respect to such entities) that have not executed the Financing Documents as of the date of this Agreement (it being understood that the aggregate commitments of the lenders party to the Financing Documents prior to such replacement, amendment, supplement or modification may be reduced in the amount of such additional party’s commitments) and amend titles, allocations and fee arrangements with respect to the existing and additional lenders, arrangers, bookrunners, agents, managers or similar entities, (y) increase the amount of funds available thereunder and (z) to implement the “market flex” provisions under the Commitment Letter and/or Fee Letter as in effect on the date hereof.  Upon any such replacement, amendment, supplement or other modification of, or waiver under, the Financing Documents in accordance with this Section 6.21, (x) Buyer shall promptly after execution thereof, deliver to Seller true, complete and fully executed copies of such replacement, amendment, supplement or other modification of, or waiver and (y) the term “Financing Documents” shall mean such Financing Documents as so replaced, amended, supplemented, modified or waived (and consequently the terms “Commitment Letter”, “Fee Letter”, “Financing,” shall mean the Financing contemplated by such Financing Documents as so replaced, amended, supplemented, modified or waived).  Buyer shall give Seller prompt written notice (1) of any material breach or default by any party to the Financing Documents of which Buyer becomes aware, (2) if and when Buyer has concluded in good faith that any portion of the Financing contemplated by the Financing Documents may not be available and such portion is required to consummate the Closing, (3) of the receipt of any written notice or other written communication (other than negotiations of the definitive agreement with respect to the Financing) from any Financing Source party to the Financing Documents of any actual material breach, default, termination or repudiation by any party to the Financing Documents, (4) if for any reason Buyer believes in good faith it will not be able to obtain all or a material portion of the Financing in an amount necessary (together with other funds available to Buyer) to satisfy the Required Amount on the terms, in the manner and from the sources contemplated by the Financing Documents or the definitive agreements with respect thereto and (5) of any termination of the Financing Documents.  If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Documents (including the “market flex” provisions in the Fee Letter), and such portion is required to consummate the Transactions contemplated by this Agreement on or prior to the Closing Date, Buyer shall (x) use reasonable best efforts to arrange to obtain an amount equal to such portion of the Financing from alternate debt financing sources on terms and conditions (1) not materially less favorable, taken as a whole, to Buyer as the

Financing contemplated by the Financing Documents (taking into account the “market flex” provisions of the Fee Letter) or (2) otherwise acceptable to Buyer with the consent of the Seller (not to be unreasonably withheld, delayed or conditioned), in an amount at least equal to the Financing or such unavailable portion thereof, as the case may be and (y) use reasonable best efforts to obtain a new financing commitment letter that provides for such alternative financing and, promptly after execution thereof, deliver to Seller true, complete and fully executed copies of the new commitment letter and the related fee letters (provided, however, that the fee amounts, economic terms and the “market flex” provisions may be customarily redacted, none of which redacted provisions would adversely affect the availability or reduce the aggregate principal amount of the Financing) (such alternative financing, the “Alternative Financing”) and, if obtained, all references to any Financing shall be deemed to include such Alternative Financing, all references to the Financing Documents shall include the applicable documents for the Alternative Financing.

(c)Buyer shall from time to time, promptly upon request by Seller (and in any event within ten (10) Business Days following such request), (i) reimburse Seller for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees and expenses) incurred by Seller or its Affiliates in connection with the Financing cooperation contemplated by this Section 6.21 to the extent such costs or expenses (A) are incurred by Seller after the date of this Agreement, or (B) have been incurred by Seller prior to the date of this Agreement and, in the case of this clause (B), have been identified to Buyer prior to such date or approved by Buyer after such date (such approval not to be unreasonably withheld, conditioned or delayed); provided that Buyer shall not be required to reimburse Seller for any costs and expenses incurred by Seller or any Affiliate with respect to financial statements, financial information or other materials (x) prepared prior to the date hereof that may be used in connection with the Financing or (y) prepared after the date hereof in connection with the applicable requirements of applicable Law and (ii) indemnify, defend and hold harmless Seller, its Affiliates and their respective Representatives from and against any and all Losses, damages, claims, interest, awards, judgments, penalties, reasonable and documented costs and expenses suffered or incurred by any of them related to any claims asserted by a Financing Source or any third party in connection with the arrangement and completion of any Financing (other than historical information provided in writing by Seller specifically for use in connection therewith) and reasonable and documented costs and expenses incurred in defending such claims, and any information used in connection therewith or provided to Buyer, except in each case to the extent arising from such Person’s or its Affiliate’s fraud, gross negligence or willful misconduct.

(d)All non-public or otherwise confidential information regarding each of Seller, its Affiliates, the Business and the Purchased Assets provided to Buyer, its Affiliates or their respective Representatives by Seller in connection with Buyer seeking and obtaining Financing shall be kept confidential in accordance with the Confidentiality Agreement, except that Buyer shall be permitted to disclose such information to any Financing Sources or perspective Financing Sources and other financial institutions and investors that may become parties to the Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto or (ii) are subject to other confidentiality undertakings that are either (A) reasonably satisfactory to Seller and of which Seller is an express third party beneficiary or (B) are customary for financing transactions of the same type as the Financing; provided, further, that such information may be shared on a confidential basis with rating agencies.

(e)On or prior to Closing, Seller shall use its reasonable best efforts to provide, and shall use reasonable best efforts to cause its respective Representatives to use reasonable best efforts to provide, to Buyer (at Buyer’s sole expense) such cooperation as may be reasonably requested by Buyer to assist them in arranging the Financing to the extent customary, in connection with the arrangement of financing similar to the Financing.  Subject to Section 6.21(f), such cooperation shall include:

(i)using reasonable best efforts to assist Buyer (including using reasonable best efforts to cause the independent auditors of the Seller to assist Buyer) in connection with the preparation of materials for rating agency presentations, bank information memoranda and similar customary documents, in each case, to the extent customarily provided by companies of comparable size and comparable industry in transactions similar to the Financing for a financing of the type being incurred; provided, that Seller shall not be required to provide any such assistance with respect to financial information or statements relating to (A) the determination of the proposed aggregate amount of the Financing, the interest rates thereunder or the fees and expenses relating thereto; (B) the determination of any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Financing; or (C) Buyer or any of its subsidiaries or any adjustments that are not directly related to the Transaction;

(ii)using commercially reasonable efforts to assist in the review of disclosure schedules related to the Financing for completeness and accuracy;

(iii) (A) using reasonable best efforts to obtain any required guaranty and security interest release letters and any related lien releases, terminations and instruments of discharge and (B) if applicable, furnishing documents reasonably requested by Buyer or its Financing Sources relating to the repayment of the existing indebtedness of the Purchased Assets and the release of related liens;

(iv)furnishing Buyer and the Financing Sources promptly, and in any event no later than five (5) Business Days prior to the Closing, with all documentation and information that any lender, provider or arranger of any Financing has reasonably requested at least eight (8) Business Days prior to the Closing Date in connection with such Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Customer Due Diligence Requirements for Financial Institutions issued by the U.S. Department of Treasury Financial Crimes Enforcement Network under the Bank Secrecy Act; and

(v)to the extent required by the Financing Sources, executing and delivering customary authorization letters reasonably acceptable to Seller to the Financing Sources authorizing the distribution of information to prospective lenders, provided that the bank information memoranda in which such letters are included shall include language that exculpates the Seller and its directors, officers and Affiliates from any liability in connection with the use or misuse by the recipients thereof of the information set forth in any such bank confidential information memoranda or similar memoranda or report distributed in connection therewith.

(f)Nothing in this Section 6.21 will require Seller to (i) engage in any action that would, in the good faith determination of the Seller, unreasonably interfere with the business or operations of Seller or such Affiliate, (ii) pay any fee or incur any potential or actual liability or provide any indemnities in connection with the Financing, (iii) cause any representation or warranty in this Agreement to be breached, (iv) cause any condition to Closing to fail to be satisfied or otherwise cause any breach of this Agreement, (v) require the Seller or any of its subsidiaries or their respective Representatives to (A) execute, deliver, enter into, or perform any agreement, document, certificate or instrument, with respect to the Financing (other than authorization letters or “know your customer” information referred to above), (B) deliver or cause the delivery of, any legal opinions or reliance letters or any certificate as to solvency or any other certificate in connection with the Financing, (C) adopt resolutions or execute consents to approve or authorize the execution of the Financing or the incurrence of indebtedness thereby or (D) be responsible for preparing any pro forma financial statements, (vi) require any Representative of the Seller or its Affiliates to take any action if doing so would, or could reasonably be expected to, result in liability to such Representative, (vii) require Seller or any of its subsidiaries to provide any information the disclosure of which is prohibited or restricted under applicable Law or any binding agreement with a third party or is legally privileged or consists of attorney work product (provided that you shall use commercially reasonable efforts to obtain consents under any obligations to permit the provision of such information), or (viii) require the Seller or any of its subsidiaries to take any action that will conflict with or violate its organizational documents, conflict with or violate any Laws or result in a violation or breach of, or default under, any material agreement to which Seller is a party.

(g)Seller hereby consents to the reasonable use of Seller’s name in connection with the Financing; provided that such names shall be used solely in a manner that is not intended or reasonably likely to harm or disparage Seller, or its reputation or goodwill. Subject to Seller’s prior review and consent, Seller also understands and acknowledges that the Financing Sources may provide to market data collections, such as league table, or other service providers to the lending industry, information regarding the closing date, size, type, purpose of, and parties (but not Seller’s Affiliates) to, the Financing.

Insurance

.  Effective as of the Closing, Buyer will become solely responsible for all insurance coverage and related risk of loss with respect to the Business and the Purchased Assets. To the extent that after the Closing a party requires any information regarding claim data, payroll or other information in order to make filings with insurance carriers or self-insurance regulators from another party, then the other party will promptly supply such information to the extent required and permitted by applicable Law. Without limiting or being limited by the foregoing, Buyer will not after the Closing make or have any right to make any claim under any insurance policy maintained or formerly maintained by Seller or its Affiliates with respect to the Business and any of the Purchased Assets.

Affiliate Assets and Liabilities Conveyance

. Notwithstanding anything contained herein to the contrary, (a) Seller shall be obligated to cause each Affiliate Transferor to contribute, assign, transfer, convey and deliver by the time immediately prior to Closing, all Affiliate Assets to Seller, or to assign, transfer, convey and deliver the same directly to Buyer at the Closing, (b) upon the contribution, assignment, transfer, conveyance and delivery of any Affiliate Assets to Seller or Buyer as contemplated by this Agreement, the term “Purchased Assets” shall be deemed to include such Affiliate Assets for all purposes of this Agreement, as if they were assets of Seller on the date hereof, (c) Buyer shall be obligated to assume from the Seller or the applicable Affiliate Transferor at the Closing, all Affiliate Liabilities and (d) upon the assumption of any Affiliate Liabilities by Buyer as contemplated by this Agreement, the term “Affiliate Liabilities” shall be deemed to include such Affiliate Liabilities for all purposes of this Agreement, as if they were liabilities of Seller on the date hereof. With respect to any assignment, transfer, conveyance or delivery of Affiliate Assets to Buyer at the Closing, Seller shall cause each Affiliate Transferor to execute and deliver to Buyer, and Buyer shall execute and deliver to the applicable Affiliate Transferor, deeds, instruments of bill of sale and general assignments of assets and assumptions of liabilities to consummate the Affiliate Conveyance in customary form reasonably acceptable to the parties thereto (the “Affiliate Conveyance Agreements”).

Transfer of Permits

. Promptly after the date of this Agreement, (a) Seller shall notify the Kentucky Energy and Environment Cabinet (the “Kentucky EEC”) in writing of the proposed succession for each of the mining Permits listed as items 52, 74 and 75 in Section 4.13(b) of the Seller Disclosure Schedules (the “Mining Permits”); and (b) Buyer will comply with all requirements of applicable Law (including submission of an application for a successor permit for each of the Mining Permits and the posting of bonds in accordance with applicable Law) necessary to obtain, at its sole cost and expense, written approval from the Kentucky EEC (the “Kentucky EEC Approval”) of Buyer’s succession to the Mining Permits (assuming that the Facility covered by each such Mining Permit will be operated in all material respects in the manner in which Seller is operating it as of the date of this Agreement). Except as provided in 405 KRS 5:032 Section 25(4), Buyer shall not conduct mining operations at the Facility covered by the Mining Permit prior to receipt of the Kentucky EEC Approval. Buyer acknowledges that the approval by the Kentucky EEC of the applications for successor Mining Permits is subject to the Kentucky EEC’s post-Closing review and processing of the applications and thus receipt of the Kentucky EEC Approval is not a condition to the Closing. Buyer and Seller otherwise agree to cooperate in connection with the transfer or, to the extent non-transferable, reissuance in Buyer’s name, of all Environmental Permits listed on Section 4.13(b) of the Seller Disclosure Schedules required for the operation of the Business in accordance with applicable Law.

IsoFX Supply Agreement

.  Promptly after the date hereof and in any event prior to Closing, each party shall negotiate in good faith and enter into at Closing a supply agreement for the provision of IsoFX by an Affiliate of Seller to Buyer or its Affiliate acquiring the Business (the “IsoFX Supply Agreement”) upon the principal terms set forth on Exhibit L and other such customary terms as the parties thereto may mutually agree.

Section 6.26Specified Third Party Consents; Terminal Election.

(a)Each party agrees that it shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, the Specified Third Party Consents; provided, however, that in order to obtain a Specified Third Party Consent, (x) neither Seller nor Buyer shall be required to make any payment to a third party and (y) Seller shall not be required to agree to any modification or amendment of any lease or other instrument, unless such lease or other instrument is to be transferred, conveyed or assigned to Buyer pursuant to Section 2.01 and Buyer agrees in writing to such modification or amendment.  In addition, in connection with obtaining the Specified Third Party Consent identified in Item 1 set forth on Section 7.02(f) of the Seller Disclosure Schedule (the “Specified Lease”), Buyer acknowledges the right of the landlord to require or investigate each of the matters set forth in clauses (i) through (iv) of the second sentence of Section 7.01 of the Specified Lease and agrees to take all reasonable action that is necessary or appropriate to satisfy any requirements or permit any investigation contemplated by such provision.

(b)If, on January 10, 2020 or at any time thereafter, any Specified Third Party Consent has not been obtained with respect to the lease (a “Subject Lease”) of a Terminal (a “Subject Terminal”), either Seller or Buyer shall be entitled to make the election (the “Terminal Election”) provided for in this Section 6.26.  If either Seller or Buyer makes the Terminal Election with respect to a Subject Lease, notwithstanding the provisions of Section 7.02(f), the failure to obtain the Specified Third Party Consent required under such Subject Lease shall not be a condition to the obligation of Buyer to consummate the transactions contemplated by this Agreement.  In addition, notwithstanding anything to the contrary contained in this Agreement, (i) Seller shall retain such Subject Lease and shall not convey to Buyer such Subject Lease, the related Leased Real Property or the related Tangible Personal Property located at the Subject Terminal (collectively, the “Subject Terminal Property”), it being understood that the exclusion of the Subject Terminal Property will not result in any adjustment to the Purchase Price payable hereunder, (ii) Seller shall use its commercially reasonable efforts to preserve and maintain its rights under such Subject Lease, and, except as contemplated by this Agreement, not take any action that would constitute a breach thereof or would reasonably be expected to result in the termination thereof prior to the end of the term thereof or any renewal term, (iii) Seller shall use commercially reasonable efforts to continue to employ all personnel employed by it at the Subject Terminal at the time of the Closing and shall replace any employee that terminates employment pursuant to its standard procedures (as applicable, “Terminal Personnel”) and (iv) Seller and Buyer shall implement the following arrangements in order to provide for the economic and operational equivalent of the transfer, conveyance and assignment of such Subject Lease and related Leased Real Property and Tangible Personal Property to Buyer: (A) Seller shall continue to hold legal title to such Subject Lease and the related Leased Real Property and Tangible Personal Property for the exclusive benefit of Buyer; (B) Seller shall conduct operations at the Subject Terminal in a manner consistent with its operations prior to the Closing and in accordance with such reasonable and lawful instructions and directions as Buyer shall provide from time to time (it being understood that the manager of the Subject Terminal shall report directly to an individual designated by Buyer, in addition to his or her existing reporting relationship within the business organization of Seller), (C) Seller shall hold in trust for and pay to Buyer, promptly upon receipt thereof, all income, proceeds and other monies received by Seller that arise from the operations conducted at or from the Subject Terminal, (D) Buyer shall be responsible for and shall reimburse the Seller for all rent and all other amounts due under such Subject Lease and all direct costs and expenses incurred by Seller in connection with the operations conducted at the Subject Terminal after the Closing (excluding general administrative expenses and other corporate overhead of Seller or its Affiliates), including, but not limited to, the portion of the salaries and other compensation expenses payable to Terminal Personnel allocable to such operations (which obligations shall be considered Assumed Liabilities for purposes of this Agreement) and (E) Seller shall be obligated to exercise any available option to extend or renew such Subject Lease as and when requested by Buyer, but shall not be obligated to seek or obtain an amendment to such Subject Lease that provides for a renewal or extension of the term thereof (it being understood that, upon the expiration of the term of such Subject Lease and any renewal term, (i) at the request of Buyer, Seller will cooperate with Buyer in connection with its efforts to enter into a replacement lease or to renew or extend the term of the existing lease and (ii) Seller will not seek to obtain a lease of the Subject Terminal for its own account or the account of any of its Affiliates).

(c)After the Closing, if Seller or Buyer has made the Terminal Election with respect to a Subject Lease, Seller and Buyer shall continue to use their reasonable best efforts, and cooperate with each other, to obtain any Specified Third Party Consent that was required to transfer, convey and assign such lease to Buyer.  If such consent is obtained at any time after the Closing, Seller shall (x) promptly transfer, convey and assign to Buyer such Subject Lease and all other Subject Terminal Property without the payment by Buyer of any further consideration and upon the same terms and conditions as would have applied if such Subject Lease and all other Subject Terminal Property had been conveyed and assigned to Buyer at the Closing, but effective as of the date of conveyance and assignment and (y) permit Buyer to make offers of employment to, and hire, the applicable Terminal Personnel upon the terms set forth in Section 6.04(c) of this Agreement.

Intellectual Property Transition Period

.  Effective as of the Closing, Buyer hereby grants to Seller and its Affiliates a non-exclusive, royalty-free, non-sublicensable and non-transferable license to use the “KOSMOS”, “KOSMOS CEMENT COMPANY”, “KOSMOS CEMENT CO” and any variation of the foregoing (including, but not limited to, “KOSMORTAR”) (the “Transition Marks”) for a period of three (3) months following the Closing Date (the “Transition Period”) solely in connection with activities related to the winding down of the business of Seller following the Closing. Any goodwill arising from Seller’s and its Affiliates’ use of the Transition Marks shall inure to Buyer. Seller will use its commercially reasonable efforts to, and to cause its Affiliates to, transition from use of the Transition Marks as soon as reasonably practicable and in any event prior to expiration of the Transition Period.

Article VII
CONDITIONS TO CLOSING

Conditions to Obligations of All Parties

. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)The filings of Buyer and Seller pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b)No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order which is in effect and has the effect of making the Transactions illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the Transactions to be rescinded following completion thereof.

Conditions to Obligations of Buyer

. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver (in its sole discretion), at or prior to the Closing, of each of the following conditions:

(a)The representations and warranties of Seller contained in Article IV shall be true and correct in all respects as of the Closing Date (without giving effect to any Materiality Qualifications therein) with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date (other than the date hereof), which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(b)Seller shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)There shall not have occurred any Material Adverse Effect.

(d)Seller or a Seller Affiliate shall have delivered to Buyer duly executed counterparts of each of the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).

(e)Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”).

(f)Subject to the provisions of Section 6.26(b), all consents, approvals or authorizations from the third parties set forth in Section 7.02(f) of the Seller Disclosure Schedules (the “Specified Third Party Consents”) shall have been obtained.

Conditions to Obligations of Seller

. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver (in its sole discretion), at or prior to the Closing, of each of the following conditions:

(a)The representations and warranties of Buyer contained in Article V shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date (other than the date hereof), which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(b)Buyer shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)Buyer shall have delivered to Seller the Purchase Price, duly executed counterparts to each of the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

(d)Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).

Article VIII
INDEMNIFICATION

Survival

. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months after the Closing Date; provided, that the representations and warranties in (a) Section 4.01, Section 4.02, Section 4.07 (solely as to title), Section 4.09 (solely as to title), Section 4.17, Section 5.01, Section 5.02 and Section 5.04 (collectively, the “Fundamental Representations”) shall survive until the sixth anniversary of the Closing Date and (b) Section 4.15 (the “Tax Representations”) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 30 days. All covenants or other agreements contained in this Agreement shall survive the Closing Date until they have been fully performed or fulfilled in accordance with their terms, and no further performance is required thereunder.  Notwithstanding the foregoing, any claims asserted in good faith and in writing by notice from an Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims and the rights of the Indemnified Party in respect thereof under this Article VIII shall survive until finally resolved.

Indemnification By Seller

.  Subject to the other terms and conditions of this Article VIII, Seller shall indemnify Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon or arising out of:

(a)any failure of any representation or warranty of Seller contained in this Agreement to be true and correct as of the date of this Agreement and as of the Closing Date (other than those made on a specified date (other than the date hereof), which shall be true and correct as of such specified date); provided, however, that all Materiality Qualifications contained in any such representation or warranty shall be disregarded for purposes of determining whether a breach has occurred and the amount of Losses resulting therefrom;

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the other Transaction Documents or any instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c)any Excluded Asset or any Excluded Liability; or

(d)without duplication, Excluded Taxes.

Indemnification By Buyer

.  Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon or arising out of:

(a)any failure of any representation or warranty of Buyer contained in this Agreement to be true and correct as of the date of this Agreement and as of the Closing Date (other than those made on a specified date (other than the date hereof), which shall be true and correct as of such specified date); provided, however, that all Materiality Qualifications contained in any such representation or warranty shall be disregarded for purposes of determining whether a breach has occurred and the amount of Losses resulting therefrom;

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement, the other Transaction Documents or any instrument delivered by or on behalf of Buyer pursuant to this Agreement; or

(c)any Assumed Liability.

Certain Limitations

.  The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) (other than with respect to breaches of any Fundamental Representation or Tax Representation) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $6,650,000 (the “Deductible”), in which event Seller shall only be required to pay or be liable for Losses in excess of the Deductible. With respect to any claim as to which the Buyer Indemnitees may be entitled to indemnification under Section 8.02(a), Seller shall not be liable for any individual or series of related Losses (other than with respect to breaches of any Fundamental Representation or Tax Representation) which do not exceed $83,125).  With respect to any claim as to which the Seller Indemnitees may be entitled to indemnification under Section 8.03(a), Buyer shall not be liable for any individual or series of related Losses which do not exceed $83,125.

(b)The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.02(a) (other than with respect to breaches of any Fundamental Representation or Tax Representation) shall not exceed $49,875,000. Notwithstanding anything to the contrary set forth herein, in no event shall either Indemnifying Party’s aggregate liability pursuant to Section 8.02(a) or Section 8.03(a), respectively, exceed the Purchase Price.

(c)Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment from a third party that has actually been received by the Indemnified Party in respect thereof, net of any out-of-pocket expenses incurred by the Indemnified Party in seeking recovery from the insurer or other third party from whom it received such insurance proceeds or indemnity, contribution or other similar payment.  If the Indemnified Party determines in good faith that it is likely to be entitled to recover all or a portion of such Loss from any such insurer or other third party, it shall submit a claim to such insurer or other third party and shall use its commercially reasonable efforts to seek recovery of the applicable portion of such Loss from such insurer or other third party; provided, however, that the Indemnified Party shall not be required to commence any Action to enforce its rights against such insurer or other third party unless it elects to do so in its sole discretion; provided, further, however, that any such insurance or other third party proceeds actually received by the Indemnified Party in respect of any such Loss after payment by an Indemnifying Party shall be promptly refunded to the Indemnifying Party.

(d)Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized as a result of such Loss by the Indemnified Party; provided that any such benefit realized within two (2) years after payment by an Indemnifying Party shall be promptly refunded to the Indemnifying Party.

(e)Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps required by applicable Law to mitigate any Loss upon becoming aware of any event or circumstance that it determines is reasonably likely to give rise thereto.

(f)Each of the parties hereby acknowledges and agrees that the limitations provided for in paragraphs (a) and (b) above apply only to Losses arising from a breach of the representations and warranties specified therein, and do not apply to any other rights to indemnification provided for in this Article VIII, including rights to indemnification against Excluded Liabilities or Assumed Liabilities (as the case may be).

Indemnification Procedures

.

(a)Third Party Claims.  If any Indemnified Party receives notice of the assertion or commencement of any Action or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of any written notice of assertion or commencement thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and with counsel reasonably acceptable to the Indemnified Party, and the Indemnified Party shall cooperate in good faith in such defense; provided, that the Indemnifying Party shall not have the right to assume the defense of a Third Party Claim if (i) in the reasonable judgment of the Indemnified Party, there exists a material conflict of interest between the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim or there are any material defenses available to the Indemnified Party that differ from or are in addition to those available to the Indemnified Party or (ii) the Third Party Claim would reasonably be expected to result in an injunction or other equitable relief against the Indemnified Party that, in the reasonable judgment of the Indemnified Party, would be expected to materially and adversely affect the business activities or operations of the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to this Section 8.05(a), it shall conduct the defense diligently and in a reasonable manner and, in doing so, shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim assumed by the Indemnifying Party with counsel selected by it, subject to the Indemnifying Party’s right to conduct the defense thereof in accordance with the terms of this Section 8.05(a).  If the Indemnifying Party elects not to assume the defense of a Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently conduct the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), conduct, control, pay, compromise and defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.05) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)Settlement of Third Party Claims.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless the terms of such settlement include the grant by the claimant or plaintiff to the Indemnified Party of a full and unconditional release from any and all liability in respect thereof. If the Indemnified Party is conducting its own defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)Direct Claims.  Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include reasonable supporting documentation and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have 60 days after its receipt of such notice to respond in writing to such Direct Claim.  During such 60-day period, the Indemnified Party shall provide the Indemnifying Party and its professional advisors reasonable information, together with such access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records, as the Indemnifying Party or any of its professional advisors may reasonably request to substantiate the Direct Claim.  If the Indemnifying Party does not so respond within such 60-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)Reliance.  The rights of the Buyer Indemnitees to indemnification for breaches of the representations and warranties of Seller set forth in this Agreement are part of the basis of the bargain contemplated by this Agreement, and such rights to indemnification shall not be affected or waived by virtue of, and the Buyer Indemnitees shall be deemed to have relied upon the representations and warranties of Seller set forth in this Agreement notwithstanding any knowledge acquired (or capable of being acquired) by any Buyer Indemnitee of any untruth of any such representation or warranty of Seller set forth in this Agreement, regardless of whether such knowledge was obtained (or was capable of being obtained) through the investigation by such Buyer Indemnitee or through disclosure by Seller or any other Person, and regardless of whether such knowledge was obtained before, at or after the Closing.

Tax Treatment of Indemnification Payment

.  All indemnification payments made under this Agreement and all post-Closing adjustments made pursuant to Section 2.06 shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Exclusive Remedies

.  Subject to Section 10.11, the parties acknowledge and agree that, from and after the Closing, their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a party hereto in connection with the Transactions) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII.  In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action (other than claims arising from fraud on the part of a party hereto in connection with the Transactions) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII.  Nothing in this Section 8.07 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.11 or to seek or obtain any remedy on account of any party’s fraud.

Article IX
TERMINATION

Termination

. This Agreement may be terminated at any time prior to the Closing:

(a)by the mutual written consent of Seller and Buyer;

(b)by Buyer by written notice to Seller if:

(i)Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure cannot be cured by Seller by March 31, 2020 (the “Drop Dead Date”); or

(ii)any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)by Seller by written notice to Buyer if:

(i)Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure cannot be cured by Buyer by the Drop Dead Date; or

(ii)any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(d)by Buyer or Seller by written notice to the other party if:

(i)there shall be any Law that makes consummation of the Transactions illegal or otherwise prohibited; or

(ii)any Governmental Authority shall have issued a Governmental Order restraining or enjoining the Transactions, and such Governmental Order shall have become final and non-appealable;

(e)by Buyer, in accordance with the terms of Section 6.17(c).

Effect of Termination

. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or to any Affiliate, shareholder, director, officer or Representative of such party except:

(a)as set forth in this Article IX, Section 6.05 and Article X hereof; and

(b)that nothing herein shall relieve any party hereto from liability for any breach of any provision hereof and any such breaching party shall remain fully liable for any and all Losses incurred or suffered by another party to this Agreement as a result of such breach.

Article X
MISCELLANEOUS

Expenses

.

(a)General. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. Without limiting the foregoing, all costs and expenses incurred by Buyer in its due diligence will be paid by Buyer.

(b)HSR Act Fees. Buyer shall pay all filing and other similar fees payable in connection with any filings or submissions under the HSR Act.

Notices

. Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing, addressed to the parties at the addressees set forth below (or at such other address as any party may specify by notice to all other parties given pursuant to this Section 10.02) and shall be deemed to have been duly given (a) on the date of delivery if personally delivered, (b) one (1) Business Day after delivery if sent by overnight service or (c) four (4) Business Days after mailing if mailed by first class registered mail, return receipt requested.

If to Seller:	KOSMOS CEMENT COMPANY 10100 Katy Freeway Suite 300 Houston, TX 77043
with copies to:	(which shall not constitute notice) CEMEX, Inc. 1501 Belvedere Road West Palm Beach, FL 33406 Attn: General Counsel
If to Buyer:	EAGLE MATERIALS INC. 5960 Berkshire Lane Suite 900 Dallas, Texas 75225 Attention: James H. Graass, Executive Vice President, General Counsel and Secretary

with copies to:	(which shall not constitute notice) Baker Botts L.L.P. 2001 Ross Avenue Dallas, Texas 75201 Attention: Geoffrey L. Newton

Interpretation

. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; and (d) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. For purposes of this Agreement, if the Seller or a Person acting on its behalf posts a document to the online data room hosted on behalf of Seller and located at dfsvenue.com, such document shall be deemed to have been “delivered” or “made available” (or any phrase of similar import) to Buyer by Seller if the Buyer’s Representatives have access to such document as of the date that is at least two (2) Business Days prior to the date of this Agreement. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. Exceptions to a party’s representations and warranties set forth herein that are disclosed in the Disclosure Schedules shall relate and apply only to representations and warranties that correspond to the numbered section or subjection thereof; provided, however, that information set forth in one section or subsection of the Disclosure Schedules shall be deemed to apply to each other section or subsection of the Disclosure Schedules to which its relevance is readily apparent on the face of such disclosure.

Headings

. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Severability

. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Entire Agreement

. This Agreement, the Confidentiality Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Confidentiality Agreement or the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Successors and Assigns

. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, (a) assign all or any portion of its rights under this Agreement (including its right to acquire any Purchased Assets) to one or more of its direct or indirect wholly owned subsidiaries or (b) assign all or any portion of its rights under this Agreement to the Financing Sources for purposes of creating a security interest or otherwise as collateral in respect of the Financing; provided, further, that following the Closing, Seller may assign its rights hereunder, without the prior written consent of Buyer, to an Affiliate of Seller or a third party acquirer of all or substantially all of Seller’s equity or assets or in connection with a conversion to a limited liability company.  No assignment shall relieve the assigning party of any of its obligations hereunder.

No Third Party Beneficiaries

. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except, with respect to Financing Sources, Section 10.07, this Section 10.08, Section 10.09, Section 10.13 and Section 10.15.

Amendment and Modification; Waiver

. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  Notwithstanding anything to the contrary contained herein, Section 10.07, Section 10.08, this Section 10.09, Section 10.13, Section 10.15 and the definition of “Financing Sources” may not be modified, waived or terminated in a manner that is adverse to the Financing Sources without the prior written consent of the Financing Sources.

Governing Law; Submission to Jurisdiction; Waiver of Jury Trial

.

(a)This Agreement will be governed by, and construed in accordance with, the Laws of the State of New York, without regard to any choice or conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that are not mandatorily applicable by Law and would permit or require the application of the Laws of another jurisdiction.

(b)Each party hereto irrevocably agrees that any and all legal actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be brought and determined in any New York State or federal court sitting in the borough of Manhattan in The City of New York (or, solely if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), and each party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each party agrees not to commence any action, suit and proceeding or counterclaim relating thereto, except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein.  Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any legal action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  Nothing in this Section 10.10 shall be deemed to prevent any party from seeking to remove any action to a federal court in the State of New York.

(c)EXCEPT AS OTHERWISE PROVIDED IN THE OTHER TRANSACTION DOCUMENTS, EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES (AND SHALL CAUSE THEIR RESPECTIVE SUBSIDIARIES TO IRREVOCABLY AND UNCONDITIONALLY WAIVE) ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER

VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.10.

Specific Performance

. The parties acknowledge that, in view of the uniqueness of the Business and the transactions contemplated by this Agreement, each of Seller and Buyer would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that, in addition to all other remedies available at law or in equity, the other party shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other (as applicable), and this right shall include the right of Seller to cause Buyer to draw upon and cause the Financing to be fully funded if the conditions set forth in Section 7.01 and 7.02 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or waived.  Each of Seller and Buyer agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Counterparts

. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Non-recourse

. Except as otherwise provided in Section 10.16, this Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party.  Subject only to the provisions of Section 10.16, each Seller Related Party and each party hereto acknowledges and agrees that no past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative or Financing Source of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

LIMITATION ON CERTAIN DAMAGES

. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREIN, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY (A) PUNITIVE OR EXEMPLARY DAMAGES OR (B) INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES, INCLUDING LOSS OF FUTURE PROFITS, LOSS OF BUSINESS

REPUTATION OR OPPORTUNITY RELATING TO THE BREACH OR ALLEGED BREACH OF THIS AGREEMENT, UNLESS UNDER APPLICABLE CONTRACT LAW PRINCIPLES SUCH LOSSES WERE A REASONABLY FORESEEABLE CONSEQUENCE OF THE BREACH OR CIRCUMSTANCE GIVING RISE TO THE SAME; PROVIDED, HOWEVER, THAT THE ABOVE LIMITATIONS SHALL NOT APPLY TO ANY LOSSES INCURRED BY OR IMPOSED UPON AN INDEMNIFIED PARTY IN RESPECT OF THIRD PARTY CLAIMS FOR WHICH ANY PARTY IS OBLIGATED TO INDEMNIFY SUCH INDEMNIFIED PARTY UNDER THIS AGREEMENT.

Financing Sources

.  Notwithstanding anything in this Agreement to the contrary, each of the parties hereto and each other Seller Related Party: (a) agrees that all actions (whether in law or in equity and whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement, the Financing or any of the agreements (including the Financing Documents) entered into in connection with the Financing or any of the Transactions or the performance of any services thereunder against the Financing Sources shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such action to the exclusive jurisdiction of such court, and such action shall be governed by the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws, except as otherwise provided in the Commitment Letter or other applicable definitive document relating to the Financing, (b) agrees not to bring or support or permit any of its controlled Affiliates to bring or support any action (whether in law or in equity and whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement, the Financing or any of the agreements (including the Commitment Letter) entered into in connection with the Financing or any of the Transactions or the performance of any services thereunder against any Financing Source in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (c) irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action in any such court, (d)  irrevocably and unconditionally waives to the fullest extent permitted by applicable law any right it may have to a trial by jury in any action brought against the Financing Sources directly or indirectly arising out of, under or in connection with this Agreement, the Financing, the Commitment Letter, any other definitive document related to the Financing or any of the Transactions or the performance of any services thereunder, and (e) agrees that the Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions in this Section 10.15.

Liability of General Partners

.  Seller hereby represents and warrants that the general partners of Seller, CEMEX, Inc. and Lone Star Industries, Inc. d/b/a Buzzi Unicem USA (collectively, the “General Partners”), have approved this Agreement and have acknowledged that (i) Seller is a general partnership formed under the Kentucky Uniform Partnership Act and, as a result, each General Partner is liable, jointly with the other General Partner, for the debts, liabilities and obligations of Seller under this Agreement and each of the other Transaction Documents to which Seller is or will be a party and (ii) the liability of each General Partner described in clause (i) above is provided for under or consistent with the applicable provisions of the partnership agreement of Seller and the Kentucky Uniform Partnership Act, and will not be diminished or otherwise affected by any action taken by Seller or the General Partners after the date hereof, including, but not limited to, any amendment to the partnership agreement of Seller, any filing made by Seller under the laws of the State of Kentucky or the dissolution or liquidation of Seller; provided, however, that the foregoing shall not amend any agreement between the General Partners as to the allocation between themselves of the debts, liabilities and obligations of the Seller (which agreement shall not affect the rights of Buyer under this Section 10.16).  Buyer is entitled to rely on the representation and warranty made by Seller pursuant to this Section 10.16.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

KOSMOS CEMENT COMPANY

By: CEMEX, Inc., a general partner

By:/s/ Trpimir Renic
Name:Trpimir Renic
Title:Executive Vice President

1

EAGLE MATERIALS INC.

By:/s/ D. Craig Kesler
Name:D. Craig Kesler
Title:Executive Vice President –

Finance and Administration and Chief Financial Officer

2